UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 31, 2011

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on August 31, 2011 at 3:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.	To elect to the Board of Directors the six director nominees named in the attached Proxy Statement to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2012.

3.	To approve by stockholder advisory vote the compensation of our named executive officers disclosed in the accompanying Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote).

4.	To approve by stockholder advisory vote the frequency of future stockholder advisory votes to approve the compensation of our named executive officers (a “say-on-frequency” vote).

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors has fixed the close of business on July 5, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please carefully read the accompanying Proxy Statement and vote your shares as promptly as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
THOMAS R. MELENDREZ Secretary

Fremont, California

July 15, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE ENCLOSED PROXY CARD IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 31, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 31, 2011

This proxy statement (the “Proxy Statement”) and the Company’s 2011 Annual Report on Form 10-K (together with the Proxy Statement, the “Proxy Materials”) are available at www.envisionreports.com/EXAR. This website address contains the following documents: the Notice of Annual Meeting (the “Notice”), this Proxy Statement and proxy card sample, and the Company’s 2011 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the Proxy Materials before voting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

The Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), is soliciting your proxy for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 31, 2011, at 3:00 p.m. local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the Notice. The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538.

Pursuant to the Securities and Exchange Commission (the “SEC”) rules and regulations, the Company may furnish the Proxy Materials by providing access to these documents over the Internet instead of mailing a printed copy of the Proxy Materials to the stockholders. Accordingly, the Company is providing access to the Proxy Materials over the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to many of our stockholders which provides instructions for accessing the Proxy Materials on a website referred to in the Availability Notice or to request to receive printed copies of the Proxy Materials by mail or electronically by email on an ongoing basis. We will also mail paper copies of the Proxy Materials to beneficial holders of at least 5,000 shares of our Common Stock, to stockholders who have specifically requested receipt of paper copies of the Proxy Materials and to registered holders.

The Availability Notice provides stockholders with instructions regarding how to view the Proxy Materials for the Annual Meeting over the Internet and how to instruct the Company to send future proxy materials to stockholders electronically by email. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future proxy materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive Proxy Materials by email will remain in effect until such stockholder terminates the request. Stockholders electing to receive Proxy Materials by email should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers, which must be borne by the stockholder.

We intend to mail an Availability Notice or paper copies of the Proxy Materials on or about July 18, 2011 to all stockholders entitled to vote at the Annual Meeting.

What are the matters I am being asked to vote on?

There are four matters scheduled for a vote at the Annual Meeting:

•	Proposal 1, the election of the nominees for Director named in Proposal 1;

•	Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2012;

•

Proposal 3, an advisory vote to approve the compensation of our named executive officers disclosed in this Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote); and

•	Proposal 4, an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers (a “say-on-frequency” vote).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on July 5, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 44,704,000 shares of our common stock, par value $0.0001 (“Common Stock”), outstanding and entitled to vote and there were 270 holders of record of Common Stock. The Company had no shares of preferred stock outstanding.

Our stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

What is the quorum requirement?

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business.

Your shares will only be counted towards the quorum if you submit a valid proxy or attend the Annual Meeting. If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on certain other non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker voting instructions. See “If I am a beneficial owner, how do I cast my vote?” below for more information.

Am I a stockholder of record?

If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in street name. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting, but as a beneficial owner you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If I am a stockholder of record, how do I cast my vote?

If you are a stockholder of record, you can vote in person at the Annual Meeting. If you do not wish to vote in person or will not be attending the Annual Meeting and you received an Availability Notice, you may vote by proxy over the Internet. Alternatively, if you received a printed copy of the Proxy Materials by mail, you may also complete, sign and return the accompanying proxy card or vote your proxy over the telephone or Internet. If you vote by proxy, your vote must be received by 1 pm Central on August 31, 2011 to be counted.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

If I am a beneficial owner, how do I cast my vote?

If you are a beneficial owner of shares held in street name, you should have received an Availability Notice or a printed copy of the Proxy Materials from the broker, bank or other nominee that is the record owner of your shares. Beneficial owners that received an Availability Notice or a printed copy of the Proxy Materials from the record owner should follow the instructions provide by the record owner to transmit their voting instructions to the broker, bank or other nominee. For a beneficial owner to vote in person at the Annual Meeting, the beneficial owner must obtain a valid proxy from the record owner. To request the required proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

If your shares are held in street name through a broker, recent rule changes affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. As a result of recent rule changes, the election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

How many votes do I have?

You have one vote for each share of Common Stock held on the Record Date on each matter to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of Directors.

What types of votes are permitted on each proposal?

With regard to the election of Directors (Proposal 1), votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect (other than for purposes of the Board’s majority vote policy described below).

The types of votes permitted for Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2012, and Proposal 3, the say-on-pay vote, are a vote “For” or “Against” or to abstain. The types of votes permitted for Proposal 4, the say-on-frequency vote, are a vote for “1 year,” “2 years” or “3 years” or to abstain.

How many votes are needed to approve each proposal?

For Proposal 1, Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the six nominees for Director who receive the highest number of affirmative votes shall be elected as Directors. You may not vote for more than six nominees, and the proxies solicited by this Proxy Statement may not be voted for more than six nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and abstentions will have no effect on the outcome of the election of candidates for director. Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote at an annual meeting of stockholders shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

The other matters (other than Proposal 4) submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. The choice of a plurality of the shares voting on Proposal 4 will determine whether the stockholders have indicated their preference for holding the say-on-pay vote every year, every two years or every three years. Note, however, that Proposals 3 and 4 are advisory votes and that, as such, those proposals are non-binding on the Company. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported simply as “broker non-votes.” Consequently, abstentions have the effect of voting against these matters, while broker non-votes have no effect as to voting for or against any such matter.

How are votes counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures but do not specify how you want to vote your shares, your shares will be voted “For” Proposals 1 – 3 and for three year intervals on Proposal 4. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•

It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company’s Corporate Headquarters, 48720 Kato Road, Fremont, California 94538.

•

If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the voter control number from your Availability Notice or proxy card.

•	If you vote your Proxy over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your Proxy.

Your Proxy may also be revoked by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not, by itself, revoke a Proxy.

What does it mean if I receive more than one Availability Notice or printed copy of the Proxy Materials?

If you receive more than one Availability Notice or printed copy of the Proxy Materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each to ensure that all of your shares are voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed with the SEC within four business days following the Annual Meeting.

When are stockholder proposals due for the 2012 Annual Meeting of Stockholders?

Proposals of stockholders that are intended to be presented at the Company’s 2012 Annual Meeting of Stockholders must be received by the Company not later than March 17, 2012 in order to be included in the proxy statement and proxy relating to that annual meeting. Further, stockholders who wish to present a proposal for consideration at the Company’s 2012 Annual Meeting of Stockholders, whether or not they want such proposal included in the Company’s proxy statement, must submit such proposal in accordance with the Company’s Bylaws and the proposal must be received by the Company not later than March 17, 2012. Proposals received after that date will be considered untimely and may not be presented at the Company’s 2012 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that annual meeting, unless the Company receives notice of such proposal before May 31, 2012.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab.

Who is paying for this proxy solicitation?

We will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of the Proxy Materials and any additional solicitation materials furnished to stockholders. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by Directors, officers or employees. Such individuals, however, will not be compensated by us for those services.

These materials are being sent to brokers, nominees and other stockholders of record by U.S. mail or by electronic mail if so requested. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners.

We have also engaged Alliance Advisors to assist it in the solicitation of proxies, and expect to pay Alliance Advisors approximately $6,000 for its services.

What is “householding” of the Company’s Proxy Materials?

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, Proxy Statements or Notices of Internet Availability of Proxy Materials, as applicable, with respect to two or more securityholders sharing the same address by delivering a single annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy Materials. A single annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors, referred to in this Proxy Statement as the Board of Directors or Board, currently consists of seven members, each serving for a term of one year expiring at the Annual Meeting: Messrs. Izak Bencuya, Pierre Guilbault, Brian Hilton, Richard L. Leza, Gary Meyers, Juan (Oscar) Rodriguez and Pedro (Pete) Rodriguez. As discussed below, Mr. O. Rodriguez confirmed to the Corporate Governance and Nominating Committee of the Board of Directors as of June 22, 2011 that he does not wish to be nominated for another term as a member of the Board of Directors of the Company, and therefore he has not been nominated to stand for re-election to the Board at the Annual Meeting. As a result, the Board of Directors intends to reduce the size of the Board to six Directors effective as of the Annual Meeting.

The Board believes that good corporate governance is essential to ensure that the Company is managed for the long-term benefit of our stockholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, we look to suggestions by various authorities on corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002, various new and proposed rules of the Securities and Exchange Commission, referred to in this Proxy Statement as the SEC, and the listing standards of The Nasdaq Global Market, referred to in this Proxy Statement as Nasdaq.

Corporate Governance Principles and Code of Ethics

Our Board has adopted Corporate Governance Principles that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation of our Chief Executive Officer. In addition, the Board has adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Ethics, which applies to all of our employees, directors and officers, and a Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers. The Code of Ethics and Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. These documents are reviewed and revised on a periodic basis and are available in the Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab. Stockholders may obtain a copy of any of these documents free of charge by submitting a written request to: Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attn: Investor Relations, M/S 210. We intend to post any amendments to the codes and policy, as well as any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, on the Company’s website or by filing a Form 8-K.

Director Independence

Our Corporate Governance Principles provide that a majority of the Board and all members of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board will be independent. On an annual basis, each Director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Corporate Governance and Nominating Committee, makes an annual determination as to the independence of each Director using the current standards for “independence” established by the SEC and Nasdaq, additional criteria set forth in our Corporate Governance Principles, and consideration of any other material relationship a director may have with the Company.

The Board determined that each of Messrs. Bencuya, Hilton, Leza, Meyers, and O. Rodriguez is an “independent director” under applicable SEC rules and the Nasdaq listing standards. Mr. P. Rodriguez, as our full-time President and Chief Executive Officer, is not an independent director. In making its independence determination with respect to Mr. Guilbault, the Board evaluated ordinary course transactions during the last three fiscal years between us and our largest distributor, Future Electronics, Inc. (“Future”), for which he serves as an executive officer. The Board determined that, as a result of our business relationship with Future, Mr. Guilbault is not an “independent director” under the listing standards of Nasdaq.

As a result of the foregoing, a majority of the Board and all Directors serving on the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation Committee are independent under applicable SEC rules and the Nasdaq listing standards.

Board Committees and Meetings

During fiscal year 2011, the Board of Directors held seven meetings and did not act by written consent. During fiscal year 2011, each incumbent Board member attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which such member has been a Director) and (ii) the total number of meetings held by all committees of the Board on which such member served (during the periods that such member served). Members of the Board and its committees also consulted informally with management from time to time, and the independent directors met in executive session regularly without the presence of management.

The Board of Directors maintains three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee serves under a written charter adopted by the Board and reviewed annually by the committee and revised as appropriate. The current charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and information concerning direct communication with non-employee Directors, are available in the Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab. The Board committees are reviewed annually at the Board meeting that follows the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time or at such other time as the Board determines to make any such changes.

Audit Committee

The Audit Committee currently consists of three (3) Directors: Messrs. Hilton (Chair), Bencuya and Meyers. The Audit Committee reviews financial reports, the Company’s system of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities as described in its charter are to: (i) appoint the independent registered public accounting firm, evaluate the independent registered public accounting firm’s qualifications, independence and performance and approve the compensation of the independent registered public accounting firm, (ii) review and discuss with management and the independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the Company’s internal controls and procedures for financial reporting; (iii) review and pre-approve any proposed related-party transactions and/or affiliated transactions and (iv) oversee our risk management process. The Audit Committee held nine meetings and did not act by written consent during fiscal year 2011. The Board of Directors has determined that Mr. Hilton is an “audit committee financial expert” as defined by Item 407 of SEC Regulation S-K and that each member of the Audit Committee is an “independent director” as currently defined under the Nasdaq listing standards and is “independent” as that term is defined in SEC Rule 10A-3.

Compensation Committee

The Compensation Committee currently consists of three (3) Directors: Messrs. Bencuya (Chair), Leza and O. Rodriguez. The Compensation Committee assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	evaluating the performance of and reviewing and approving the compensation of the Company’s Chief Executive Officer and President;

•

evaluating the performance of and reviewing and approving the compensation for each employee who (i) is a Section 16 corporate officer of the Company, (ii) is a Vice President and reports directly to the Chief Executive Officer and President, or (iii) has a base salary rate of $200,000 or more per year;

•

reviewing and advising the Board of Directors concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness within the industry of the Company’s management compensation programs;

•

reviewing and recommending for adoption by the Board of Directors equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs, and reviewing and recommending amendments to any such plans or programs; and

•	administering the Company’s equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs.

The Compensation Committee held ten meetings and did not act by written consent during fiscal year 2011. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as currently defined under the Nasdaq listing standards.

The Compensation Committee has delegated to the Chief Executive Officer the authority to make any applicable option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are done on a regular and consistent basis without regard to stock price performance or the Company’s release of material information. The Company’s executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to the Company’s Named Executive Officers and the Company’s other executive officers. However, the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain, and to approve the fees of, such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For a description of the Compensation Committee’s processes and procedures for determining the compensation levels for our executive officers, please see the “Compensation Discussion and Analysis” section below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three (3) Directors: Messrs. Leza (Chair), Hilton and O. Rodriguez. The Corporate Governance and Nominating Committee adopts and reviews compliance with ethical principles and governance standards applicable to the Company’s Directors and executive officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held seven meetings and did not act by written consent during fiscal year 2011. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as currently defined under the Nasdaq listing standards.

If the Corporate Governance and Nominating Committee chooses to identify new Director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party director search firms to help identify prospective Director nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must possess characteristics that will provide us with a Board comprised of Directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness, (vi) have the ability and willingness to commit sufficient time to the Board and (vii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

As provided in our Corporate Governance Principles, the Board is committed to diversified membership, seeking members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and do not have professional commitments which might otherwise unreasonably interfere with the demands and duties needed to fully consider Company related matters or conflict with the Company’s interests. We believe our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. While the Company has not prescribed specific standards for considering diversity among director nominees, we have determined it is desirable for the Board as a whole to encompass a range of talent, perspectives, background, skills and professional experience, enabling it to provide sound guidance with respect to the Company’s operations and interests. We expect our directors to possess high personal and professional ethics, practical wisdom, sound judgment, an inquisitive perspective and business acumen. We also endeavor to have a Board that reflects a range of experiences at policy making levels, as well as executive-level experience in areas and industries that are important to the Company’s business. We generally seek directors with strong reputations and experience in areas relevant to our strategy and operations, particularly in industries and markets that we serve as well as key geographic markets where we operate. We typically seek directors with experience in significant leadership positions, industry-specific knowledge, experience and insight and an understanding of finance and financial reporting processes. In addition to such experience, we believe our directors should possess other key individual characteristics and attributes that are important to an effective board. We believe it important for our directors to possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness and interpersonal skills, courage, commitment, the willingness to ask a difficult question and the ability to engage management and each other in a collaborative and constructive fashion.

The Board has adopted a retirement age policy of 70 years of age, provided that the Board may choose to waive this policy in the case of any Director or nominee as the Board shall deem appropriate and in the best interests of the Company’s stockholders.

In order to identify and evaluate nominees for Director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole, and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders. In doing so, the Corporate Governance and Nominating Committee considers such factors as character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate both in the context of the current composition of the Board and the evolving needs of our business. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders. A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Corporate Secretary, 48720 Kato Road, Fremont, California 94538. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above.

A stockholder that desires to nominate a candidate for election to the Board of Directors shall direct the nomination in writing to Exar Corporation, attention Corporate Secretary, 48720 Kato Road, Fremont, California 94538, on a timely basis in accordance with the Company’s Bylaws, and must include the candidate’s name, age, home and business contact information, detailed biographical data and qualifications, including principal occupation or employment; the class and number of shares of the Company which are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; information regarding any relationships between the candidate and the Company within the last three years; information regarding the recommending person’s name, address and ownership of Company stock; a statement from the recommending stockholder in support of the candidate; references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like; a written indication by the candidate of her/his willingness to be named in the proxy statement, if nominated, and to serve, if elected; and any other information relating to the stockholder or to the candidate that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Company’s Bylaws.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Under our Corporate Governance Principles, the Company requires all incumbent Directors and nominees for election to the Board to attend each annual meeting of stockholders. All of the Company’s then serving Directors attended the 2010 Annual Meeting of Stockholders held on September 15, 2010.

Stockholder Communications with the Board of Directors

A stockholder that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Corporate Secretary, at the Company’s offices at 48720 Kato Road, Fremont, California 94538. When such communication is intended for individual members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the Board via the Company’s website at: www.exar.com.

Board Leadership Structure

As provided in our Corporate Governance Principles, our policy as to whether the role of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and the Company’s needs at any particular time. We currently separate the roles of Chief Executive Officer and Chairman as we believe this structure enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance. By separating the roles of Chief Executive Officer and Chairman, the Chief Executive Officer is able to focus his time and energy on managing the Company and leverage the experience and perspective of our Chairman, who is well positioned to provide our Chief Executive Officer with guidance, advice and counsel regarding the Company’s business, operations and strategy. We believe that our separate Chief Executive Officer/Chairman structure is the most appropriate and effective leadership structure for the Company and our stockholders at this time.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. The Board believes an effective risk management system will timely identify the material risks that the Company faces, communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and integrate prudent risk management into Company decision-making.

In carrying out this critical responsibility, the Board is advised periodically by key members of management with primary responsibility for risk management, including the Company’s CEO, CFO and General Counsel and periodically reviews risks associated with the Company’s strategic plan. The Board also exercises its risk oversight responsibilities through its various committees. The Board has designated the Audit Committee with primary responsibility over evaluating and monitoring the Company’s overall risk management processes. Among its duties, the Audit Committee is charged with discussing policies with respect to risk assessment and risk management and the steps management has taken to monitor and control such exposure. The Audit Committee reviews with management Company policies with respect to risk assessment and management of risks that may be material to the Company, the Company’s system of disclosure controls and system of internal controls over financial reporting, and the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee meets regularly with management, including the senior internal auditor of the Company, and in private sessions with the Company’s independent registered public accounting firm, where aspects of risk management are discussed. The Audit Committee makes periodic reports to the Board regarding such briefings as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Corporate Governance and Nominating Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and our Compensation Committee reviews risks related to compensation matters. Our Board is apprised by the committee chairs of significant risks and management’s response via periodic reports.

Our management is responsible for day-to-day risk management. Our finance and legal teams serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Each of our CEO, CFO and General Counsel have primary responsibility for and oversight of certain aspects of risk management and report to the Board on such matters. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance the package. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation—Compensation Discussion and Analysis.”

In general, our incentive compensation programs are designed to reward eligible employees who commit to and deliver on goals which are intended to be challenging yet provide them a reasonable opportunity to reach the baseline amounts, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is intended to be achievable within the context of our normal business planning cycle and we do not believe it to be at such an aggressive level that it would induce eligible employees to take inappropriate risks that could threaten our financial and operating stability. While a number of employees participate in performance-based incentive plans, the Company believes that those plans are structured in a manner that encourages the participating employees to remain focused on both the short- and long-term operational and financial goals of the Company in several key respects. For example, the Company’s sales employees are included in annual sales commission incentive plans that are subject to in-line and cross functional review during both the design stage and the incentive payment process. Payments are based upon the achievement of current quarter qualified design wins and revenue numbers against established targets. In order to help ensure that payments are made only on qualified transactions, the quarterly payment amount is based on net revenue (less customer returns).

A significant portion of the compensation provided to executive officers and other senior employees of the Company is in the form of long-term equity awards that are important to help further align the interests of the recipient with those of the Company’s stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price. These equity awards are subject to long-term vesting schedules to help ensure that recipients have significant value tied to the Company’s long-term, and sustained stock price, performance.

Based on these considerations, the Company does not believe that its compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Summary of Non-Employee Director Compensation

Compensation for members of the Company’s Board of Directors who are not also employed by the Company or any of its subsidiaries, referred to herein as “Non-Employee Directors,” during fiscal year 2011 generally consisted of a cash retainer and an annual equity award. The compensation paid to Mr. P. Rodriguez, who served as the Company’s Chief Executive Officer and President during fiscal year 2011, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Cash Retainers.

Under the current compensation program for Non-Employee Directors, the annual retainer for each Non-Employee Director is $40,000. The Chairperson of the Board receives an additional $20,000 annual retainer; the Chairperson of the Audit Committee receives an additional $20,000 annual retainer; the Chairperson of the Compensation Committee receives an additional $10,000 annual retainer; and the Chairperson of the Corporate Governance and Nominating Committee receives an additional $6,000 annual retainer.

In addition, each member of the Audit Committee (other than the Chairperson) receives an additional annual retainer of $8,000; each member of the Compensation Committee (other than the Chairperson) receives an additional annual retainer of $4,000; and each member of the Corporate Governance and Nominating Committee (other than the Chairperson) receives an additional annual retainer of $3,000.

The Company also reimburses Non-Employee Directors for documented expenses for travel and professional education incurred in connection with their duties as Directors of the Company.

Equity Awards.

In September 2010, the Company’s Board of Directors approved certain changes to the equity grant program for Non-Employee Directors. Under the revised program, on the first trading day of the month following a Non-Employee Director’s initial election or appointment to the Company’s Board of Directors, the Non-Employee Director will, subject to prior approval by the Board of Directors or the Compensation Committee, receive an option to purchase 24,000 shares of the Company’s Common Stock. This initial option will have an exercise price equal to the closing price of the Company’s Common Stock on the grant date and will vest in three equal annual installments over the three-year period following the date on which the option is approved by the Board of Directors or the Compensation Committee. In addition, on the first trading day of the month following such Non-Employee Director’s initial election or appointment to the Board of Directors, the Non-Employee Director will, subject to prior approval by the Board of Directors or the Compensation Committee, receive 20,000 restricted stock units (with the first 5,000 of such restricted stock units subject to proration based on the amount of time remaining until the next annual meeting of stockholders). This initial restricted stock unit award will vest in four annual installments of 5,000 units each on, with respect to each year, the earlier to occur of the anniversary of the date on which the award is approved by the Board of Directors or the Compensation Committee or the annual meeting of stockholders that occurs in such year (with the first such installment, in the case of a prorated award, consisting of the prorated portion of the first 5,000 units).

The revised program also provides that each Non-Employee Director continuing in office after an annual meeting of stockholders, commencing with the 2011 annual meeting, will, subject to prior approval by the Board of Directors or the Compensation Committee, receive 5,000 restricted stock units upon the first trading day of the month following the annual meeting date. This restricted stock unit award will vest in full upon the earlier of the fourth anniversary of the date on which the award is approved by the Board of Directors or the Compensation Committee or the annual meeting of stockholders that occurs in the fourth year following such approval date. A Non-Employee Director serving as Chairperson of the Board of Directors as of an annual meeting date will receive an additional 2,500 restricted stock units upon the first trading day of the month following the annual meeting date. The Chairperson restricted stock unit award will vest upon the earlier of the first anniversary of the date on which the award is approved by the Board of Directors or the Compensation Committee or the next annual meeting of stockholders following such approval date.

As noted above, the awards of 5,000 restricted stock units granted to each Non-Employee Director continuing in office after each annual meeting of stockholders are subject to a four-year vesting requirement. In implementing the new grant program, the Board of Directors determined that it would be appropriate to make a transition award of 20,000 restricted stock units to each Non-Employee Director continuing in office after the 2010 annual meeting. This award vests in four annual installments on the first to occur each year of the annual meeting of stockholders or the anniversary of the grant date. These transition grants are generally intended to result in each Non-Employee Director being eligible to vest in 5,000 restricted stock units each year from 2011 through 2014 (with the annual grant of 5,000 restricted stock units to be granted following the 2011 annual meeting of stockholders being scheduled to vest in 2015).

In June 2011, the Board of Directors approved certain additional changes to the equity grant program for Non-Employee Directors. These changes are intended to increase over time the annual equity received by each Non-Employee Director from 5,000 restricted stock units to 7,000 restricted stock units. Under the revised program, for appointments to the Board of Directors after June 22, 2011, on the first trading day of the month following a Non-Employee Director’s initial election or appointment to the Board of Directors, such Non-Employee Director will, subject to prior approval by the Board of Directors or the Compensation Committee and in lieu of the 20,000 restricted stock units described above, receive 28,000 restricted stock units (with the first 7,000 of such restricted stock units subject to proration based on the amount of time remaining until the next annual meeting of stockholders). This initial restricted stock unit award will vest in four annual installments of 7,000 units each on, with respect to each year, the earlier to occur of the anniversary of the date on which the award is approved by the Board of Directors or the Compensation Committee or the annual meeting of stockholders that occurs in such year (with the first 7,000 of such restricted stock units subject to proration based on the amount of time remaining until the next annual meeting of stockholders). The Non-Employee Director would also receive an option to purchase 24,000 shares of the Company’s Common Stock as described above. In addition, commencing with the 2011 annual meeting of stockholders, each Non-Employee Director continuing in office after an annual meeting of stockholders will, subject to prior approval by the Board of Directors or the Compensation Committee and in lieu of the annual grants of 5,000 restricted stock units described above, receive 7,000 restricted stock units upon the first trading day of the month following the annual meeting date. This restricted stock unit award will vest in full upon the earlier of the fourth anniversary of the date on which the award is approved by the Board of Directors or the Compensation Committee or the annual meeting of stockholders that occurs in the fourth year following such approval date. There were no other changes to the equity grant program as described above. In implementing these changes, the Board of Directors deemed it appropriate that each of the current Non-Employee Directors continuing in office following the 2011 annual meeting of stockholders will, following such annual meeting of stockholders and subject to prior approval by the Board of Directors or the Compensation Committee, receive a one-time grant of 6,000 restricted stock units upon the first trading day of the month following the annual meeting date. This restricted stock unit award will vest in three annual installments of 2,000 units each on, with respect to each year, the earlier to occur of the anniversary of the date on which the award is approved by the Board of Directors or the Compensation Committee or the annual meeting of stockholders that occurs in such year and would, when added to the vesting each year of 5,000 of the 20,000 restricted stock units granted in connection with the 2010 annual meeting of stockholders and described above, result in such Non-Employee Director vesting in 7,000 restricted stock units each year.

Each of the grants of restricted stock units and stock options to the Non-Employee Directors as described above will be made in accordance with the Company’s equity grant practices and will vest in full upon a change of control of the Company. The equity awards granted to the Company’s Non-Employee Directors during fiscal year 2011 are described in footnote (3) to the Director Compensation Table below. Each of these awards was granted under, and is subject to the terms of, the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The Company’s Board of Directors administers the 2006 Plan as to Non-Employee Director awards.

Director Compensation Table—Fiscal Year 2011

The following table presents information regarding the compensation paid for fiscal year 2011 to the Non-Employee Directors. As noted above, the compensation paid to Mr. P. Rodriguez, who served as the Company’s Chief Executive Officer and President during fiscal year 2011, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Izak Bencuya	58,000	119,400	—	—	—	—	177,400
Pierre Guilbault	40,000	119,400	—	—	—	—	159,400
Brian Hilton	63,000	119,400	—	—	—	—	182,400
Richard L. Leza	70,000	136,700	—	—	—	—	206,700
Gary Meyers	48,000	119,400	—	—	—	—	167,400
Oscar Rodriguez	51,000	119,400	—	—	—	—	170,400

(1)

The amounts reported in Columns (c) and (d) of the table above for fiscal year 2011 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Non-Employee Directors during fiscal year 2011. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (c) and Column (d), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 91 of our Annual Report on Form 10-K for fiscal year 2011 filed with the SEC on June 10, 2011.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Company’s Non-Employee Directors as of March 27, 2011.

Director	Number of Shares Subject to Outstanding Options as of 3/27/11	Number of Unvested Restricted Stock Units as of 3/27/11
Izak Bencuya	24,000	20,000
Pierre Guilbault	34,852	20,000
Brian Hilton	43,200	20,000
Richard L. Leza	54,000	22,500
Gary Meyers	24,000	20,000
Oscar Rodriguez	54,000	20,000

(3)

As described above, the Company granted each of the Company’s Non-Employee Directors an award of restricted stock units on October 1, 2010 following the Company’s 2010 Annual Meeting of Stockholders. The awards to each Non-Employee Director consisted of 20,000 restricted stock units and had a grant-date fair value of $119,400. Mr. Leza was also granted an award consisting of 2,500 restricted stock units on November 1, 2010 for his service as Chairman of the Board which had a grant-date fair value of $17,300. For these purposes, the “grant-date fair value” of an award is the fair value on the grant date determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. See footnote (1) above for the assumptions and methodologies used to value these awards.

Director Stock Ownership Guidelines

The Company has adopted the following stock ownership guidelines for its Directors:

Director candidates who have agreed to stand for election by the stockholders or for appointment by the Company’s Board of Directors to fill a vacancy are asked to purchase a nominal number of shares of the Company’s Common Stock (at least 1,000 shares). The shares should normally be acquired as follows:

1.	In the case of appointment by the Company’s Board of Directors to fill a vacancy on the Company’s Board of Directors, either before or within 30 days following such appointment; or

2.	In the case where a new candidate is to stand for election by the stockholders, the Common Stock should be purchased upon nomination by the Company’s Board of Directors to stand for election by the stockholders.

Within three years of becoming a Director, each Director is expected to accumulate and thereafter continue to hold a minimum of 14,500 shares of the Company’s Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units granted by the Company are applied toward this goal. The shares must be held by the Director as an individual or as part of a family trust. Shares subject to outstanding and unexercised options do not count for purposes of this stock ownership requirement.

It is intended that Directors hold, through outright ownership and through the Company’s equity award grants, a meaningful number of shares of the Company’s Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates for the Company’s Board of Directors. The Company believes that each current Director who has served on the Board for at least three years is in compliance with these ownership guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

The size of the Board of Directors is currently fixed at seven Directors, and the Board of Directors is presently composed of seven members with no vacancies. The term of office for each of our Directors expires at the Annual Meeting.

The Company has nominated Messrs. Izak Bencuya, Pierre Guilbault, Brian Hilton, Richard L. Leza, Gary Meyers and Pedro (Pete) Rodriguez for election to the Board at the Annual Meeting. Each of the nominees is a current Director who was elected by our stockholders at the 2010 Annual Meeting of Stockholders and who has been nominated for re-election by our existing Board upon the recommendation of its Corporate Governance and Nominating Committee. Mr. O. Rodriguez, a current member of the Board of Directors, confirmed to the Corporate Governance and Nominating Committee of the Board of Directors as of June 22, 2011 that he does not wish to be nominated for another term as a member of the Board of Directors of the Company, and therefore he has not been nominated to stand for re-election to the Board at the Annual Meeting. As a result, the Board of Directors intends to reduce the size of the Board to six Directors effective as of the Annual Meeting. If elected at the Annual Meeting, each of the nominees will serve as a Director for a term of one year expiring at the 2012 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Each individual nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve if elected. As a result of Mr. O. Rodriguez’s decision not to stand for re-election and the intention to reduce the size of the Board of Directors, if each of the nominees above are elected at the Annual Meeting, the Board of Directors following the Annual Meeting will be comprised of six members with no vacancies.

There is no family relationship between any of the Company’s Directors or executive officers and there are no arrangements or understandings between any of the Company’s Directors and any other person pursuant to which such Director was or is to be selected as a Director (other than such arrangements or understandings with such Directors acting solely in their capacities as such).

The following table sets forth certain information as of the Record Date concerning our current Directors:

Name	Age	Director Since	Position with Exar	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Independence
Izak Bencuya	57	2009	Director	X	Chair		Y
Pierre Guilbault	57	2007	Director				N
Brian Hilton	68	2007	Director	Chair		X	Y
Richard L. Leza	64	2006	Chairman of Board		X	Chair	Y
Gary Meyers	46	2008	Director	X			Y
Juan (Oscar) Rodriguez	51	2005	Director		X	X	Y
Pedro (Pete) P. Rodriguez	49	2005	Chief Executive Officer and President, Director				N

A brief description of the principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the Company’s current Directors is set forth below. Each Director’s biographical information includes a description of the Director’s experience, qualifications, attributes or skills that qualify the Director to serve on the Company’s Board of Directors at this time. The following information was provided by the Directors:

Directors Standing for Re-election

IZAK BENCUYA

Izak Bencuya joined the Company as a Director in February 2009. Dr. Bencuya is an independent consultant on Distributed Alternative Energy Solutions in developing countries. Dr. Bencuya was the Chief Executive Officer of Deeya Energy, a cleantech company dedicated to developing and manufacturing electrical energy storage systems, from June 2008 until April 2010. He was the Executive Vice President of Fairchild Semiconductor and the General Manager of the Functional Power Products Group in San Jose, California until the end of 2007. Dr. Bencuya has over 25 years of power semiconductor industry experience. He began his career at Yale University where he researched ultra thin oxide MOS devices. Dr. Bencuya later worked at GTE Laboratories and Siliconix in various research and management roles to develop and market leading edge Power Devices, such as MOSFETs, IGBTs and SITs. He joined Fairchild Semiconductor in 1994 to start the Power Products business which grew to be a $950 million annual revenue business under his leadership providing Power Semiconductor solutions for all power supply applications in the computing, communications, industrial, consumer and automotive markets. Dr. Bencuya has a BS in Electrical Engineering from Bogazici University in Istanbul, Turkey and an MS and PhD in Engineering and Applied Science from Yale University. He is a member of the IEEE. Dr. Bencuya holds 22 patents and has been published extensively in the electronics field. Among other qualifications, Dr. Bencuya brings extensive technological experience, knowledge and background in the semiconductor and related fields, to the Company’s Board of Directors.

PIERRE GUILBAULT

Pierre Guilbault joined the Company as a Director upon the acquisition of Sipex Corporation (“Sipex”) by the Company on August 25, 2007. Mr. Guilbault served as a member of Sipex’s board of directors from September 2006 to August 2007. He has been with Future Electronics Inc. (“Future”), the Company’s largest distributor and an affiliate of the Company’s largest stockholder, since October 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc. Mr. Guilbault became a Chartered Accountant in 1981 and earned a bachelor’s degree in Business Administration from UQUAM. Among other qualifications, Mr. Guilbault brings extensive finance experience in both high-technology and other industries as well as related international business experience (in particular in Canada), including service as a public company chief financial officer, to the Company’s Board of Directors.

BRIAN HILTON

Brian Hilton joined the Company as a Director upon the acquisition of Sipex by the Company on August 25, 2007. Mr. Hilton served as a member of Sipex’s board of directors from July 2004 to August 2007 and as the Chairman of the board of directors of Sipex from October 2006 to August 2007. He has over 35 years of experience in the semiconductor industry. Mr. Hilton has been retired since 2002. From 1997 to 2002, Mr. Hilton was President of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola, Inc., reaching the position of Corporate Vice President and Director of Worldwide Sales and Marketing for Motorola Semiconductor Products Sector (“SPS”). From 1979 to 1981, Mr. Hilton served as VP Finance & Administration for Motorola SPS. From 1976 to 1978, Mr. Hilton served as the VP and Corporate Controller for Motorola Canada Limited. From 1969 to 1971,

Mr. Hilton served as Division Controller for the Motorola Automotive Products Division. From 1964 to 1967, Mr. Hilton participated in the General Motors financial management program. Mr. Hilton currently serves as a director of Border States Electric. Mr. Hilton graduated with a BA from the University of Manitoba. Among other qualifications, Mr. Hilton brings extensive finance and accounting experience in both high-technology and other industries, in particular strong channel experience, to the Company’s Board of Directors.

RICHARD L. LEZA

Richard L. Leza joined the Company as a Director in October 2005 and was elected Chairman in September 2006. He was appointed as the acting Chief Executive Officer and President (Interim) of the Company in February 2007, and he served in that position until August 2007. Mr. Leza has been retired since August 2007. Mr. Leza was the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza served in such position, which was his principal occupation and employment, from 1988 to 2007. He was also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza was a board member of the Stanford Graduate School of Business Advisory Council from 2001 to 2007 and is Emeriti Director of the New Mexico State University Foundation Board. Mr. Leza served as a director of AI Research Corporation from 1988 to 2008. He is a three time member of Hispanic Business Magazine’s top 100 influential Hispanics in the United States. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from Stanford University Graduate School of Business and a BS in Civil Engineering from New Mexico State University. Among other qualifications, Mr. Leza brings financial expertise as well as a valuable and different perspective due to his broad technology background and experience in venture capital to the Company’s Board of Directors.

GARY MEYERS

Gary Meyers joined the Company as a Director in May 2008. Mr. Meyers is an executive consultant to the electronic design automation (EDA) software and semiconductor industries and also serves on the boards of directors of Mentor Graphics (NASDAQ: MENT) and Oasys Design Systems, both of which are EDA firms. Mr. Meyers served as Vice President and General Manager, Synplicity Business Group of Synopsys, Inc., a leading supplier of EDA software from May 2008 through April 2010. Prior to its acquisition by Synopsys in May 2008, Mr. Meyers served as President and Chief Executive Officer of Synplicity, Inc. (“Synplicity”), a public supplier of EDA tools serving the programmable logic market since October 2004, and as a member of the board of directors of Synplicity since January 2005. From August 2004 to October 2004, he served as Synplicity’s President and Chief Operating Officer, and from November 1999 to August 2004, Mr. Meyers served as Synplicity’s Vice President of Worldwide Sales. Mr. Meyers served on the board of directors of SpiraTech Limited prior to its acquisition by Mentor Graphics Corporation. He also held a number of different executive management positions at LSI Corporation. Mr. Meyers has an MBA from UCLA, and he received his BSEE, Summa Cum Laude, from the University of Maryland. Among other qualifications, Mr. Meyers brings extensive experience in the semiconductor industry, in particular a strong systems level background, as well as executive leadership experience, to the Company’s Board of Directors.

PEDRO (PETE) P. RODRIGUEZ

Pedro (Pete) P. Rodriguez was appointed our Chief Executive Officer and President in April 2008. He has served as our director since October 2005. Mr. Rodriguez has over 25 years of engineering, sales, marketing and executive management experience in the semiconductor industry. Mr. Rodriguez served, most recently, from

June 2007 to April 2008, as Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier for Systems on a Chip (“SoC”). Prior to his appointment at Virage Logic, Mr. Rodriguez served as President, Chief Executive Officer and Director of Xpedion Design Systems, Inc., a private, venture-funded developer of design solutions for Radio Frequency Integrated Circuits (“RFIC”), from May 2000 to August 2006. Mr. Rodriguez held this role for six years until shortly after Xpedion was acquired by Agilent Technologies, Inc. in 2006. Prior to Xpedion, he held various senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design, and LSI Corporation (formerly LSI Logic Corporation), as well as design engineering, product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix Incorporated. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from California Institute of Technology. Among other qualifications, Mr. Rodriguez brings to the Company’s Board of Directors his extensive knowledge of and experience in the semiconductor industry and his knowledge of and commitment to the Company as the Company’s Chief Executive Officer.

Director Not Standing for Re-election

JUAN (OSCAR) RODRIGUEZ

Juan (Oscar) Rodriguez joined the Company as a Director in September 2005. Beginning in August 2010, Mr. Rodriguez became a director and the Chief Executive Officer of Extreme Networks, Inc, a publicly traded technology company, listed on the NASDAQ exchange. In April 2007, Mr. Rodriguez became a director as well as the Chief Executive Officer and President of Movius Interactive Corporation, a private technology firm delivering Valued Added Services products to global telecom operators. Beginning in April 2006, Mr. Rodriguez served as Vice President for the Carrier Ethernet Solutions business at Lucent Technologies Inc., which designed and delivered systems, services and software that drive communications networks. After Lucent Technologies was acquired by Alcatel, Mr. Rodriguez served as its Chief Marketing Officer in the Enterprise Business Group until April 2007. From August 2003 until April 2006, Mr. Rodriguez served as Chief Executive Officer, President and a Director of Riverstone Networks, Inc., a provider of carrier ethernet infrastructure solutions for business and residential communications services, until it was acquired by Lucent Technologies in April 2006. Mr. Rodriguez also held various positions at Nortel Networks Corporation, a telecommunications systems company, from October 2000 to August 2003, including as Divisional President, Enterprise Solutions business; Divisional President, Intelligent Internet business; and Vice President Portfolio & Operations, Local Internet business. Prior to that, Mr. Rodriguez served as President and Chief Operating Officer of Arris Interactive, a provider of cable MSO (Multiple Service Operator) voice and data products. He has also served in several management positions in privately-held and venture-backed companies in the communications and networking industry. Mr. Rodriguez holds a BS in Computer Engineering from the University of Central Florida, an MBA from the Kenan-Flagler Business School at the University of North Carolina, Chapel Hill, and a certificate in Strategic Marketing from Harvard Business School. Among other qualifications, Mr. Rodriguez brings extensive knowledge of and experience in the telecommunications industry, as well as executive leadership experience, to the Company’s Board of Directors.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each of the above nominees. The six nominees for Director who receive the highest number of affirmative votes shall be elected as Directors. You may not vote for more than six nominees, and the proxies solicited by this Proxy Statement may not be voted for more than six nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and abstentions will have no effect on the outcome of the election of candidates for director.

Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote at an annual meeting of stockholders shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders.

Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the above nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Company during the fiscal year ended March 27, 2011, to serve in the same capacity for the fiscal year ending April 1, 2012, and is asking the stockholders to ratify this appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Principal Accountant

The following table shows the fees paid or accrued by the Company for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2010 and 2011:

Description of Services	2011	2010
Audit Fees	$895,000	$1,273,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$895,000	$1,273,600

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and the audit of internal controls and the related management assessment of internal controls, quarterly review of financial statements included in the Company’s 10-Q, and audit services provided in connection with other statutory and regulatory filings.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit or review of the Company’s financial statements, including but not limited to, consultation on accounting standards or transactions and audits of employee benefit plans.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to, the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Audit Committee Pre-Approval Policies and Procedures

The charter of the Company’s Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the fiscal year 2011 audit services were pre-approved by the Audit Committee of the Company’s Board of Directors, and the Company’s independent auditors did not provide non-audit services to the Company in fiscal year 2011.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2012.

PROPOSAL 3

STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THE PROXY STATEMENT

UNDER THE SECTION TITLED “EXECUTIVE COMPENSATION,” INCLUDING THE

COMPENSATION TABLES AND OTHER NARRATIVE EXECUTIVE COMPENSATION

DISCLOSURES THEREIN, REQUIRED BY ITEM 402 OF SEC REGULATION S-K

We believe executive compensation is an important matter for the Company’s stockholders. A fundamental principle of the Company’s executive compensation philosophy and practice continues to be to pay for performance. An executive officer’s compensation package is comprised of three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual incentive awards; and (3) long-term incentive equity awards, including stock options and awards of restricted stock units that are subject to time-based and/or performance-based vesting requirements. We believe that this type of compensation program is consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We urge you to read this Proxy Statement for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives and the fiscal year 2011 compensation of the named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay philosophy, policies and procedures. This vote is an advisory vote only and is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. Given the information provided above and elsewhere in this Proxy Statement and in accordance with the requirements of Section 14A of the Securities Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules and regulations, the Board of Directors asks you to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers described in the Proxy Statement under the section titled “Executive Compensation”, including the Compensation Discussion and Analysis, compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Regulation S-K.”

Required Vote

The say-on-pay proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

As an advisory vote, this proposal is non-binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the compensation of our named executive officers disclosed in this Proxy Statement under the section titled “Executive Compensation,” including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of SEC Regulation S-K.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES TO

APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As discussed above in Proposal No. 3, we believe executive compensation is an important matter for the Company’s stockholders. In connection with recently enacted legislation, companies are required to provide a separate stockholder advisory vote once every six years to determine whether the stockholders’ say-on-pay vote should occur every year, every two years or every three years.

This proposal, referred to as a “say on frequency” proposal, is required by Section 14A of the Securities Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules and regulations.

The Board of Directors recommends that stockholders vote to hold say-on-pay votes every three years as we believe that stockholder feedback on executive compensation would be more useful if the success of our compensation program is judged over a period of time. As described in the Compensation Discussion and Analysis, the Company’s executive officer compensation is designed with a long-term focus. Key elements of the program include performance measures that require creation of stockholder value across economic cycles, long-term orientation of the pay mix to reward the disciplined long-term investments that are fundamental to our business model, and substantial linkage to long-term stock performance. The Board of Directors intends that the program be responsive to stockholder concerns, but is concerned that annual votes on the program could foster a short-term focus and undermine some of these important features.

The Board of Directors is also concerned that annual advisory votes on executive compensation for public companies generally will overburden investors and require them to evaluate too many executive compensation programs annually, hindering careful evaluation of the programs. Because of this, annual votes may lead to “one size fits all” formulas for evaluating compensation that will impair the Company’s ability to design its compensation program to align with its business model and performance drivers.

Finally, the Board of Directors believes that the Company will be better served by periodic votes on compensation that afford the Compensation Committee time to understand stockholders’ concerns and take appropriate steps to address those concerns, and allow stockholders time to evaluate these actions. In the event an advisory vote indicates stockholder concerns about our executive compensation programs, the Board of Directors believes stockholders will be best served if the Compensation Committee takes the time to understand the issues and thoughtfully develop responsive alternatives.

Required Vote

The choice of a plurality of the share voting on Proposal 4 will indicate whether the stockholders have indicated their preference for holding the say-on-pay vote every year, every two years or every three years.

As an advisory vote, this proposal is non-binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when determining how often a say-on-pay advisory vote of the stockholders should be taken. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s executive compensation programs.

In voting on this proposal, stockholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years.

Stockholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Recommendation of the Board of Directors

For the reasons discussed above, the Board of Directors recommends that the stockholders vote that the frequency of stockholder advisory votes to approve the compensation of our named executive officers should occur every “three years.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of March 27, 2011, concerning shares of our Common Stock authorized for issuance under all of the Company’s equity compensation plans. The Company maintains the following plans: the Exar Corporation 1996 Non-Employee Directors’ Stock Option Plan (the “Exar Director Plan”), the Exar Corporation 1997 Equity Incentive Plan (the “Exar 1997 Plan”), the Exar Corporation 2000 Equity Incentive Plan (the “Exar 2000 Plan”) and the 2006 Plan. Other than the Exar 2000 Plan, each of these plans has been approved by the Company’s stockholders. In addition, pursuant to its merger with Sipex Corporation, the Company assumed the following plans: the Sipex Corporation 1997 Stock Option Plan (the “Sipex 1997 Plan”), the Sipex Corporation 1999 Stock Plan (the “Sipex 1999 Plan”), the Sipex Corporation 2000 Non-Qualified Stock Option Plan (the “Sipex 2000 Plan”), the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan (the “Sipex 2002 Plan”) and the Sipex 2006 Plan. Other than the Sipex 2000 Plan and the Sipex 2002 Plan, each of these plans was approved by the stockholders of Sipex Corporation.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,833,488	(1)	$7.56	(2)	6,000,329	(3)
Equity compensation plans not approved by stockholders	309,046	(4)	$7.98		4,791	(5)

Total	6,142,534		$7.59		6,005,120

(1)

Of these shares, 162,000 were subject to stock options granted under the Exar Director Plan (with a weighted average exercise price per share of $12.93), 65,000 were subject to stock options granted under the Exar 1997 Plan (with a weighted average exercise price per share of $14.18), 4,328,784 were subject to stock options granted under the 2006 Plan (with a weighted average exercise price per share of $7.20), 249,284 were subject to stock options granted under the Sipex 1999 Plan (with a weighted average exercise price per share of $7.83), and 471,322 were subject to stock options granted under the Sipex 2006 Plan (with a weighted average exercise price per share of $8.00). In addition, this number includes 557,098 shares that were subject to outstanding stock unit awards granted under the 2006 Plan. Our authority to grant new awards under the Exar Director Plan and the Exar 1997 Plan terminated on September 7, 2006. This number and the number reflected in column (b) do not include 144,028 shares that were subject to stock options assumed by the Company that were outstanding under the Sipex 1997 Plan or that were subject to grants not made under a plan at the time of the Company’s merger with Sipex Corporation (with a weighted average exercise price per share of $8.59). No new awards may be granted under the Sipex 1997 Plan.

(2)	This dollar number does not reflect the outstanding stock unit awards granted under the 2006 Plan.

(3)

Of these shares, 5,975,737 were available for award grants under the 2006 Plan, none were available for award grants under the Sipex 1999 Plan, and 24,592 were available for award grants under the Sipex 2006 Plan. The shares available for awards under these plans are, subject to certain other limits under the applicable plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

(4)

Of these shares, 32,436 were subject to stock options granted under the Exar 2000 Plan (with a weighted average exercise price per share of $15.26), 74,880 were subject to stock options granted under the Sipex 2000 Plan (with a weighted average exercise price per share of $6.77) and 201,730 were subject to stock options granted under the Sipex 2002 Plan (with a weighted average exercise price per share of $7.27). Our authority to grant new awards under the Exar 2000 Plan terminated on September 7, 2006.

(5)	Of these shares, 4,791 were available for award grants under the Sipex 2002 Plan.

Equity Compensation Plans Not Approved by Stockholders

Exar 2000 Plan. In September 2000, our Board of Directors approved the Exar 2000 Plan. The Exar 2000 Plan is administered by our Board of Directors or a committee of our Board of Directors (“Committee”) and provides for the grant of non-statutory options, stock bonuses, rights to purchase restricted stock, or a combination of the foregoing (collectively “Stock Awards”) to employees and consultants in our service or in the service of our affiliates. Options granted under the Exar 2000 Plan have an exercise price that is not less than the fair market value of our Common Stock on the date of grant. The Exar 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, (b) twelve months after termination of service as a result of disability, or (c) eighteen months after termination of service as a result of death. The Exar 2000 Plan permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. In the event of (i) a dissolution or liquidation, (ii) a merger or consolidation in which we are not the surviving corporation, (iii) a reverse merger in which we are the surviving corporation, but the shares of our Common Stock outstanding immediately preceding the merger are converted into other property, or (iv) any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, excluding in each case a capital reorganization in which the purpose is to change the state of our incorporation, the Exar 2000 Plan provides that each outstanding stock award will fully vest and become exercisable for a period of at least ten (10) days. Outstanding stock awards that are not exercised prior to the occurrence of any of the listed events will terminate on the date of such event, unless the successor corporation assumes such awards.

Sipex 2000 Plan and Sipex 2002 Plan. The Sipex 2000 Plan was adopted by the Sipex board of directors on October 31, 2000, and the Sipex 2002 Plan was adopted by the Sipex board of directors on September 21, 2001. Pursuant to the merger, we assumed the options that were outstanding under these plans at the time of the merger and have the authority to make grants under these plans after the merger. Under the terms of these plans and as provided under the applicable listing exchange rules, our Board of Directors or Committee may grant nonqualified stock options to individuals employed by Sipex or its subsidiaries on or after the merger date and other eligible persons not employed by us or our subsidiaries at the time of the merger. Our Board of Directors or Committee determines the purchase price for any shares of our Common Stock subject to an option granted under these plans, the vesting schedule (if any) applicable to each grant, the term of each grant, and the other terms and conditions of each grant, in each case subject to the limitations of the applicable plan. Generally, options granted under these plans may not be for a term of more than ten years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

The Sipex 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than as a result of death or disability, or (b) 180 days after termination of service as a result of death or disability. The Sipex 2002 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, or (b) six months after termination of service as a result of disability or death. Each of these plans permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. Our Board of Directors or Committee has the authority to accelerate the vesting of any option under these plans. In the event of a consolidation, merger, or asset sale, the board of directors of any entity assuming these plans shall, as to any outstanding options, either (i) make appropriate provision for the continuation of such options, (ii) provide that such options must be exercised within a specified period time, at the conclusion of which any unexercised options will terminate, or (iii) terminate all options in exchange for a cash payment.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of a proxy.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 5, 2011:

•	each stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•	each of the Company’s Named Executive Officers;

•	each of the Company’s Directors; and

•	all of the Company’s Directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 44,704,000 shares of Common Stock outstanding as of July 5, 2011. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after July 5, 2011 and restricted stock units for shares of Common Stock which are scheduled to vest and be distributed within sixty (60) days after July 5, 2011 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed in the table below is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538.

Beneficial Owner	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Alonim Investments Inc.(2) 1501 McGill College Avenue, 26th Floor, Montreal, Quebec, H3A 3N9	7,591,607	16.98%
Soros Fund Management, LLC(3) 888 Seventh Avenue, 33rd Floor, New York, NY 10106	6,578,739	14.72%
Dimensional Fund Advisors LP(4) 1299 Ocean Avenue, Santa Monica, CA 90401	3,601,745	8.06%
BlackRock, Inc.(5) 40 East 52nd Street, New York, NY 10022	3,259,644	7.29%
Renaissance Technologies LLC(6) 800 Third Avenue, New York, NY 10022	2,385,180	5.34%
Izak Bencuya(7)	30,205	*	%
Pierre Guilbault(8)	58,852	*	%
Brian Hilton(9)	68,200	*	%
Richard L. Leza(10)	111,250	*	%
Gary Meyers(11)	62,625	*	%
Juan (Oscar) Rodriguez(12)	81,000	*	%
Pedro (Pete) P. Rodriguez(13)	584,010	1.29%
George Apostol(14)	149,010	*	%
Kevin Bauer(15)	43,211	*	%
Bentley Long	5,590	*	%
Frank Marazita(16)	29,096	*	%
Thomas Melendrez (17)	229,567	*	%
All Directors and executive officers as a group (16 persons)(18)	1,684,838	3.66%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the executive officers, Directors, and principal stockholders and on Schedules 13D, 13G and 13G/A filed with the SEC.

(2)

Based on a Schedule 13D filed with the SEC on September 4, 2007, Alonim Investments Inc. (“Alonim”) owned beneficially and of record, as of August 25, 2007, 7,591,607 shares of Common Stock through its wholly owned affiliate, Rodfre Holdings LLC. Each of Alonim, Robmilco Holdings Ltd. (“Robmilco”) and Robert G. Miller reported sole voting power and sole dispositive power with respect to such shares. As of August 25, 2007, Robmilco, a shareholder of Alonim, had no direct beneficial ownership and its only indirect beneficial ownership is as reported by Alonim; Robert G. Miller is the majority shareholder of Robmilco. Robert G. Miller, the sole director and president of Alonim, may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of such shares as a result of his management position with Alonim. Alonim and its affiliates disclaim beneficial ownership of 150,277 shares held by Joie Investment Holding LLC (“Joie”). Rodney H. Miller, one of the beneficiaries of a trust that is a shareholder of Alonim, and MJM Publicity Ltd. beneficially own, respectively, 77.77% and 22.227% of the voting stock of the parent company of Joie. Rodney H. Miller shares with MJM Publicity Ltd. the power to vote and to dispose of the 150,277 shares of Common Stock held through Joie. In addition, Alonim and its affiliates disclaim beneficial ownership of 34,852 shares subject to outstanding options granted to Pierre Guilbault, which were exercisable on July 5, 2011, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim. The address provided in the filing for Robmilco is the same as the address provided in the filing for Alonim and such address is noted in the table above. The residential address provided in the filing for Robert G. Miller is 78 Summit Crescent, in Montreal (Westmount), Quebec, Canada.

(3)

Based on a Schedule 13G/A filed with the SEC on February 14, 2011, Soros Fund Management LLC (“SFM LLC”), George Soros, Robert Soros and Jonathan Soros each reported shared voting power and shared dispositive power with respect to 6,578,739 shares of Common Stock beneficially owned by each of SFM LLC, George Soros, Robert Soros and Jonathan Soros. This number includes 56,073 shares issuable upon exercise of warrant beneficially owned by each of SFM LLC, George Soros, Robert Soros and Jonathan Soros. SFM LLC, George Soros, Robert Soros and Jonathan Soros each expressly disclaims membership in a group. George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC.

(4)

Based on a Schedule 13G/A filed with the SEC on February 11, 2011, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) reported sole voting power with respect to 3,503,584 shares of Common Stock and sole dispositive power with respect to 3,601,745 shares of Common Stock. Dimensional disclaims beneficial ownership of such shares.

(5)	Based on a Schedule 13G/A filed with the SEC on February 4, 2011, BlackRock, Inc. (“BlackRock”) reported sole voting power and sole dispositive power with respect to 3,259,644 shares of Common Stock.

(6)

Based on a Schedule 13G/A filed with the SEC on February 11, 2011, Renaissance Technologies LLC (“Renaissance”) and James H. Simons each reported sole voting power with respect to 2,247,368 shares of Common Stock and sole dispositive power with respect to 2,322,052 shares of Common Stock and shared dispositive power with respect to 63,128 shares of Common Stock beneficially owned by Renaissance. Mr. Simons is a control person of Renaissance.

(7)

Includes 16,000 shares subject to outstanding options granted to Dr. Bencuya, which were exercisable on July 5, 2011, or within 60 days after that date. Includes 5,000 restricted stock units which vest on July 5, 2011, or within 60 days after that date.

(8)

Includes 34,852 shares subject to outstanding options granted to Mr. Guilbault, which were exercisable on July 5, 2011, or within 60 days after that date. Includes 5,000 restricted stock units which vest on July 5, 2011, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim Investments Inc., and therefore may be deemed to beneficially own the shares listed in the table for Alonim Investments Inc. Mr. Guilbault disclaims beneficial ownership of those shares and of the 150,277 shares owned by Joie Investment Holding LLC described in footnote (2) above.

(9)

Includes 43,200 shares subject to outstanding options granted to Mr. Hilton, which were exercisable on July 5, 2011, or within 60 days after that date. Includes 5,000 restricted stock units which vest on July 5, 2011, or within 60 days after that date.

(10)

Includes 54,000 shares subject to outstanding options granted to Mr. Leza, which were exercisable on July 5, 2011, or within 60 days after that date. Includes 7,500 restricted stock units which vest on July 5, 2011, or within 60 days after that date.

(11)

Includes 24,000 shares subject to outstanding options granted to Mr. Meyers, which were exercisable on July 5, 2011, or within 60 days after that date. Includes 5,000 restricted stock units which vest on July 5, 2011, or within 60 days after that date.

(12)

Includes 54,000 shares subject to outstanding options granted to Mr. O. Rodriguez, which were exercisable on July 5, 2011, or within 60 days after that date. Includes 5,000 restricted stock units which vest on July 5, 2011, or within 60 days after that date.

(13)	Includes 520,667 shares subject to outstanding options granted to Mr. P. Rodriguez, which were exercisable on July 5, 2011, or within 60 days after that date.

(14)	Includes 127,500 shares subject to outstanding options granted to Mr. Apostol, which were exercisable on July 5, 2011, or within 60 days after that date.

(15)	Includes 21,000 shares subject to outstanding options granted to Mr. Bauer, which were exercisable on July 5, 2011, or within 60 days after that date.

(16)	Includes 25,000 shares subject to outstanding options granted to Mr. Marazita, which were exercisable on July 5, 2011, or within 60 days after that date.

(17)	Includes 190,625 shares subject to outstanding options granted to Mr. Melendrez, which were exercisable on July 5, 2011, or within 60 days after that date.

(18)

Includes 1,286,594 shares subject to outstanding options exercisable on July 5, 2011, or within 60 days after that date, and 32,500 restricted stock units which vest on July 5, 2011, or within 60 days after that date, including those identified in footnotes (7), (8), (9), (10), (11), (12), (13), (14), (15), (16) and (17).

EXECUTIVE OFFICERS

Our executive officers and their ages as of July 5, 2011, are as follows:

Name	Age	Position
Pedro (Pete) P. Rodriguez	49	Chief Executive Officer, President and Director
George Apostol	46	Executive Vice President, Engineering and Chief Technology Officer
Kevin Bauer	51	Senior Vice President and Chief Financial Officer
Chris Dingley	51	Executive Vice President of Worldwide Sales
Diane Hill	54	Vice President, Human Resources
Frank Marazita	55	Senior Vice President of Worldwide Operations and Reliability & Quality Assurance
Thomas R. Melendrez	57	General Counsel, Secretary and Executive Vice President of Business Development
Paul Pickering	51	Executive Vice President of Marketing
Trong Vu	58	Chief Information Officer and Vice President of Information Technology
Jiebing Wang	43	Vice President of Central Engineering and General Manager, China Development Center

Certain information regarding the Company’s current executive officers is set forth below.

GEORGE APOSTOL

George Apostol is our Executive Vice President, Engineering and Chief Technology Officer as of March 2011. Mr. Apolsol was appointed our Executive Vice President, Engineering and Operations and Chief Technology Officer in March 2010. Prior to his appointment he was our Chief Technology Officer from May 2008 to February 2010. Mr. Apostol has over 20 years of experience in the systems electronics and semiconductor industries. From May 2005 to May 2008, Mr. Apostol served as Chief Technology Officer and Vice President of Engineering at PLX Technology, Inc., an integrated circuits company. Prior to that, Mr. Apostol was Vice President of Engineering at Audience, Inc., a supplier of audio software and semiconductor systems, from May 2004 to May 2005 and Vice President of Engineering at Brecis Communications Corporation, the inventor of the popular Multi-service Processor (MSP), from February 2000 to April 2004. Prior to that, he held various senior engineering and management positions at TiVo, Inc., LSI Corporation (formerly LSI Logic Corporation), Silicon Graphics, Inc. and Xerox Corporation. With a strong background designing systems on silicon, he holds several patents in the areas of system bus interface, clocking and buffer management design, and has written and deployed multiple Application-Specification Integrated Circuit (“ASIC”) design productivity tools. Mr. Apostol performed his academic research at the Dana Farber Cancer Institute and Massachusetts Institute of Technology Sloan School of Management and holds a BSEE from Massachusetts Institute of Technology.

KEVIN S. BAUER

Kevin S. Bauer was appointed our Vice President and Chief Financial Officer in June 2009 and was promoted to our Senior Vice President and Chief Financial Officer in June 2011. Prior to his appointment he was our Corporate Controller from August 2005 to June 2009 and was promoted to Vice President in December 2008. Before that Mr. Bauer was our Operations Controller from February 2001 to August 2005. Previously, Mr. Bauer was Operations Controller at WaferTech LLC (a joint venture semiconductor fabrication plant of Taiwan Semiconductor Manufacturing Company Limited, Altera Corporation, Analog Devices, Inc. and Integrated Silicon Solution, Inc.) from July 1997 to February 2001. Prior to WaferTech, he was at VLSI Technology for ten years where he held a variety of increasingly more senior finance roles culminating in his position as Director, Group Controller-Communications Group. Prior to that he held finance positions at Memorex and Bank of

America. Mr. Bauer has over 23 years of finance experience in the semiconductor industry and received an MBA from Santa Clara University and a BS in Business Administration from California Lutheran University.

CHRIS DINGLEY

Chris Dingley was appointed our Executive Vice President of Worldwide Sales in April 2011. Mr. Dingley has over 25 years of semiconductor sales experience. Prior to his appointment at Exar, Mr. Dingley was Vice President of Worldwide Sales at Micrel, Inc., a manufacturer of IC solutions for analog, Ethernet and high bandwidth markets, from July 1997 to April 2011. During his 14 years with Micrel, Mr. Dingley held several additional positions including Director of West Sales and Global Accounts, and Director of Worldwide Channel Sales. Prior to joining Micrel, Mr. Dingley was Distribution Manager for Winbond North America, a supplier of memory ICs, from June 1996 to June 1997. Prior to Winbond, Mr. Dingley held the positions of Area Sales Manager and Distribution Sales Manager with General Instrument from August 1987 to June 1996. Mr. Dingley studied Marketing and Electrical Engineering Technology at Arizona State University.

DIANE HILL

Diane Hill was appointed our Vice President, Human Resources in April 2010. With over 25 years of human resources experience, including 17 in the semiconductor industry, Ms. Hill is responsible for developing and implementing all global and regional human resources policies and programs at Exar. Since joining us in September 2000, Ms. Hill has held various senior Human Resources positions prior to her current role, including Division Vice President, Director and Senior Manager. Previously, Ms. Hill held various management positions at Daisy Systems Corporation, a manufacturer of computer hardware and software for electronic design automation (EDA), from October 1987 to April 1990 and Teledyne MEC, a subsidiary of Teledyne Technologies, Inc., from August 1979 to October 1987. Ms. Hill holds a BA in Psychology from the University of California at Santa Barbara.

FRANK MARAZITA

Frank Marazita joined us in March 2010 as our Senior Vice President of Worldwide Operations and Reliability & Quality Assurance. Mr. Marazita has over 30 years of experience in semiconductor manufacturing and his company experience ranges from new startups to well established entities giving him a broad range of skills. Prior to joining us, Mr. Marazita was owner and General Manager for Special-Ops Consulting, a consulting company, from March 2009 to March 2010. Prior to Special-Ops Consulting, Mr. Marazita was Vice President of Worldwide Operations and Finance at Analogix Semiconductor, a privately held fabless semiconductor company, from November 2005 to March 2009. Prior to Analogix, Mr. Marazita held the role of Vice President of Manufacturing and Operations at Brecis Communications Corporation from 2000 to 2005. Prior appointments include Vice President Operations for ATI Technology, HOTRAIL, and Exponential Technology. Additionally Mr. Marazita has held senior Engineering Management Roles at Sun Microsystems, Inc. and National Semiconductor Corporation. Mr. Marazita has been issued seven semiconductor patents and holds a BSEE from Michigan State University.

THOMAS R. MELENDREZ

Thomas R. Melendrez joined us in April 1986 as our Corporate Attorney. He was promoted to Director, Legal Affairs in July 1991, and again to Corporate Vice President, Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President of Business Development and in July 2005, he was promoted to Senior Vice President of Business Development. In April 2007, he was promoted to his current position as General Counsel, Secretary and Executive Vice President of Business Development. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries and he received a BA from the University of Notre Dame, a JD from University of San Francisco and an MBA from Pepperdine University.

PAUL PICKERING

Paul Pickering was appointed our Executive Vice President of Marketing in March 2011. Prior to this appointment, he was our Executive Vice President of Sales and Marketing from March 2010 to March 2011 and our Senior Vice President of Marketing from June 2008 to February 2010. Mr. Pickering has over 28 years of semiconductor marketing and sales experience. Prior to joining us, Mr. Pickering was the Vice President of Field Operations for Innovative Silicon, a venture-capital funded company that developed a pioneering memory—Z-RAM®—technology for stand-alone DRAM and embedded memory applications, from March 2007 to June 2008. Prior to Innovative Silicon, Mr. Pickering was executive vice-president of sales and marketing of Xpedion Design Systems, Inc., a private, venture-funded developer of design solutions for RFIC acquired by Agilent Technologies, Inc. in 2006, from May 2003 to March 2007. Prior to this position, Mr. Pickering worked in senior management sales and marketing roles at Fairchild Semiconductor, Inc., Toshiba America, Inc., LSI Corporation (formerly LSI Logic Corporation), and PMC-Sierra, Inc. Mr. Pickering received a BS in Social Science from the West Chester University of Pennsylvania.

PEDRO (PETE) P. RODRIGUEZ

Please see information regarding Mr. P. Rodriguez under Proposal 1 above.

TRONG VU

Trong Vu joined us in October 2007 as our Chief Information Officer and Vice President of Information Technology. Mr. Vu has over 25 years of experience with leading semiconductor companies. Prior to joining us, Mr. Vu was founder, CIO and Information Systems consultant of EGIS Systems Inc., a network security company, from April 2002 to October 2007. Prior to EGIS Systems Inc., Mr. Vu held the role of Vice President of Information Technology at Mattson Technology Inc., a designer and manufacturer of semiconductor wafer processing equipment, from 2000 to 2002. Additionally Mr. Vu was Director of IT at LSI Logic and National Semiconductor Corporation from 1981 to 2000. Mr. Vu has a broad background in system integration as well as developing enterprise software. Mr. Vu has also been involved in building computer centers and infrastructure needed for companies to effectively run their worldwide information systems. Mr. Vu received his Bachelor of Information System Management degree from University of San Francisco.

JIEBING WANG

Jiebing Wang was appointed our Vice President of Central Engineering and General Manager, China Development Center in March 2011. Dr. Wang initially joined us in April 2009 as our Vice President of Acceleration Technology and General Manager, China Development Center after the completion of our acquisition of Hifn. Dr. Wang joined Hifn in March 2004 as President of Hifn’s China Operations based in Hangzhou and was promoted to Vice President of Worldwide Engineering and General Manager of Hifn’s China Product Operations in March 2007. Before joining Hifn, Dr. Wang was a founder and CTO of Hangzhou C-Sky Microsystems from 2002 to 2004, where he led the development of a high performance 32-bit embedded CPU. Dr. Wang has held technical positions with Nishan Systems, Philips Semiconductors and Toshiba America from 1998 to 2002. Dr. Wang has extensive technical experiences in the area of networking, security and embedded systems. Dr. Wang earned his Ph.D. in physics from the University of Nevada, and a master’s degree in electrical engineering from Stanford University.

EXECUTIVE COMPENSATION MATTERS

Executive Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as the Company’s principal executive officer or the Company’s principal financial officer during fiscal year 2011, as well as the Company’s three other most highly compensated executive officers during fiscal year 2011 who were serving as executive officers at the end of fiscal year 2011 and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the registrant at the end of fiscal year 2011. These individuals are listed in the Summary Compensation Table below and are referred to herein as the “Named Executive Officers.”

The Company’s executive compensation programs are determined and approved by the Company’s Compensation Committee. The Compensation Committee currently consists of three (3) Directors: Messrs. Bencuya (Chair), Leza and O. Rodriguez. None of the Company’s Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts periodic reviews of the Company’s executive compensation programs to help ensure that:

•

the program is designed to achieve the Company’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability;

•	the program equitably rewards performance which is tied to creating stockholder value; and

•	the program provides compensation levels that are reasonable in light of the executive compensation programs of similar companies.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual incentive awards; and (3) long-term incentive equity awards, including stock options and awards of restricted stock units that are subject to time-based and/or performance-based vesting requirements. The Company also provides severance benefits to certain Named Executive Officers if their employment terminates under certain circumstances. The Company does not provide any material perquisites to the Named Executive Officers.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of the Company’s executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). The Company believes that providing predictable compensation levels helps the Company to attract and retain top executives and reward their continued productive service. Annual incentive awards are primarily intended to motivate the Named Executive Officers to achieve specific short-term strategies and operating objectives, while the Company’s long-term incentive awards are primarily intended to align the Named Executive Officers’ long-term interests with stockholders’ long-term interests (although annual incentive awards paid in the form of equity also serve to further align the interests of executives with those of stockholders). Annual and long-term incentive awards are designed to reward performance and thus the creation of stockholder value, although the Company believes these elements of its executive compensation program also help the Company to attract and retain top executives.

The Compensation Committee believes that performance-based compensation such as annual and long-term incentives play a significant role in aligning management’s interests with those of the Company’s stockholders. For this reason, these forms of compensation are generally paid to executives in the form of equity and constitute a substantial portion of each of the Named Executive Officers’ potential compensation. For fiscal year 2011, the Compensation Committee approved executive compensation arrangements for Mr. P. Rodriguez that were intended to result in approximately 87.5% of his total direct compensation being performance based and/or linked to the value of the Company’s stock price, while the arrangements approved for the Company’s other Named Executive Officers were intended to result in approximately 48% of each executive’s total direct compensation being performance-based and/or linked to the value of the Company’s stock price, with base salary in each case constituting the balance of the Named Executive Officer’s total direct compensation for the fiscal year. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting. The Company’s compensation packages are designed to promote teamwork, initiative and resourcefulness by setting specific performance goals for the Company’s executive team and linking their compensation directly to the achievement of those goals.

Compensation Consultants; Review of Compensation Data

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data. Late in fiscal year 2010, Compensia, Inc. (“Compensia”) was retained to review and advise the Company and the Compensation Committee on executive compensation matters, such as trends in executive compensation both in general and relative to the Company’s peer group, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting recommended compensation levels. In fiscal year 2011, the Compensation Committee determined that, due to the recent executive compensation review by Compensia, there was not a need to incur the added cost of retaining an independent compensation consultant to advise on fiscal year 2011 executive compensation. Instead, the Compensation Committee utilized the data provided by Compensia late in fiscal year 2010, including data relating to the peer companies below, and data from the Radford Executive Survey in making executive compensation decisions for fiscal year 2011. The Radford Executive Survey is a broad-based survey of executive compensation in which a large number of high-tech companies (in particular semiconductor companies) participate, including many of the peer companies listed below. In reviewing this survey data, the Compensation Committee does not focus on any particular company used in the survey.

The Compensation Committee approved the following group of companies, which was proposed by the Company’s executives and adopted by Compensia in connection with its review late in fiscal year 2010, as peer companies in making its compensation decisions for fiscal year 2011:

Actel Corporation	Micrel, Incorporated
Adaptec, Inc.	Mindspeed Technologies, Inc.
Applied Micro Circuits Corporation	Power Integrations, Inc.
Cirrus Logic, Inc.	Silicon Image, Inc.
Lattice Semiconductor Corporation	Standard Microsystems Corporation

The Compensation Committee engaged Radford Consulting (“Radford”) as its independent compensation consultant in the fourth quarter of fiscal year 2011 to analyze the Company’s existing executive compensation practices and design, and to provide guidance on structure such that these programs create competitive compensation opportunities that align the interests of executive management, the Company and its stockholders for fiscal year 2012. Specifically Radford assistance was requested in reviewing the peer group mix, assessing total direct compensation (including base, target annual incentive and annual long-term incentive), and analyzing short- and long-term incentive practices and design with respect to fiscal year 2012 compensation.

The Company views its current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that the Company believes achieves its compensation objectives. In general, the Compensation Committee targets executives’ total cash compensation around the 50th percentile for similarly situated executives at the companies described above, but the Compensation Committee does not specifically “benchmark” compensation at that level and retains discretion to set compensation at higher or lower levels as it deems appropriate in the circumstances.

For fiscal year 2011, the target cash compensation for Mr. P. Rodriguez and Mr. Melendrez was at approximately the 50th percentile for similarly situated executives. The target cash compensation for each of Mr. Bauer and Mr. Long was below the 25th percentile primarily because they were only recently promoted to executive-level positions, and the target cash compensation for each of Mr. Apostol and Mr. Marazita was above the 70th percentile primarily due to their high seniority level and experience.

Current Executive Compensation Program Elements

Base Salaries

Salaries for the Named Executive Officers are reviewed by the Compensation Committee on an annual basis. In setting specific salary levels for the Company’s executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company and the executive’s responsibilities relative to the other executive officers. The Compensation Committee also refers generally to the salaries of similarly situated executives with comparable companies as reflected in the compensation data described above.

In October 2010, the Compensation Committee approved an increase in Mr. Bauer’s annual base salary to $240,000. As stated above, Mr. Bauer’s total target cash compensation was well below market level when he assumed the role of Chief Financial Officer in June 2009. Based on a review of his performance and contributions to the organization, the Compensation Committee approved an increase to align his base salary more competitively with the market. Using the analysis provided by Compensia during fiscal year 2010, the increase brings Mr. Bauer’s base salary to just below the 25th percentile.

Except as noted above, the Compensation Committee did not make any other adjustments to Named Executive Officers’ base salaries during fiscal year 2011 based on its belief that the base salary levels of the Named Executive Officers generally are appropriate in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Programs

Historically, annual incentive compensation has been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. Annual incentives also promote retention as the executive is generally required to remain employed with the Company through the end of the fiscal year to receive payment of the incentive for that year. As described below under “Description of Employment Agreements—Cash Compensation,” the Company has entered into employment agreements with certain Named Executive Officers that provide for fixed annual target incentives each year (although the Compensation Committee may establish a greater target award for an executive as it deems appropriate). The amount the executive is entitled to receive is determined based on the performance factors specified for that year.

Fiscal Year 2011 Executive Incentive Program

For fiscal year 2011, each of the Named Executive Officers other than Mr. Long participated in the Company’s Fiscal Year 2011 Executive Incentive Program (the “executive incentive program”). As discussed below, Mr. Long participated in the sales incentive program. Each participant’s award under the executive incentive program was denominated in and, subject to achievement of the performance goals described below, would be payable in shares of the Company’s Common Stock. In approving the executive incentive program, the Compensation Committee believed that payment of annual incentives in shares of the Company’s Common

Stock would help to further align employee interests with stockholder interests in two ways. First, as in prior years, the payment of incentives to participants in the program would be tied to the Company’s achievement of specific operating goals established for that particular fiscal year. Second, the value of any incentives ultimately paid to participants would depend on the value of the Company’s Common Stock at the end of the fiscal year when the incentives were paid. In addition, the executive incentive program is intended to promote retention as the executive generally must remain employed with the Company through the end of the fiscal year to be eligible to receive an incentive payment for that year.

The number of shares payable to a participant under the executive incentive program would be based on a Company performance factor, an individual performance factor and the participant’s target share award. The Company performance factor would be based on the Company’s financial performance as measured against pre-established net revenue and operating income (loss) goals for the fiscal year. For these purposes, “revenue” and “operating income (loss)” were calculated in accordance with generally accepted accounting principles, except in fiscal year 2011, operating income (loss) was adjusted to exclude certain items from the Company’s operating income such as all stock-based compensation expense, amortization of acquired intangible assets, fair value adjustment of acquired inventories, acquisition-related costs, exit costs and impairment of intangible assets. The adjusted operating income (loss) measure is referred to in this discussion as “non-GAAP operating income (loss)”. For fiscal year 2011, the Compensation Committee established a net revenue performance target of $170.6 million and a non-GAAP operating income (loss) performance target of a $1.9 million non-GAAP operating income.

The Company performance factor under the executive incentive program would be determined using the following matrix:

The Company’s net revenue would be used to determine the applicable column of the matrix, and the Company’s non-GAAP operating income (loss) would be used to determine the Company performance factor within that column. Accordingly, if the Company achieved 90% of the performance target for net revenue for fiscal year 2011 and the Company’s non-GAAP operating income (loss) for fiscal year 2011 as determined for purposes of the executive incentive program was 120% of the performance target, the Company performance factor would be 45%. If the Company’s performance fell between two levels indicated in the chart above, the Company performance factor would be determined based on the lower of the two levels and would not be prorated to reflect partial performance above that level. The maximum percentage that could be awarded for the Company performance factor was 90%.

The Compensation Committee established the performance goals for net revenue and non-GAAP operating income (loss) with the expectation that they would be met only if the Company performed at a high level during the fiscal year. As reflected in the chart above, the Company performance factor would be 0% and no annual incentives would be paid under the Company performance component of the executive incentive program if the Company did not achieve a minimum performance of at least 90% of the revenue target and at least 60% of the operating income (loss) target. In addition, the Company would need to surpass both of the performance goals in order for the executive to receive more than 50% of his or her target incentive under the program. In structuring the executive incentive program, the Compensation Committee expected that substantial incentives would be paid under the program only if the Company performed at an extremely high level.

For the individual performance factor of the executive incentive program, the Compensation Committee established performance goals for each executive for fiscal year 2011 and determined the executive’s performance with respect to those goals, in each case after taking into account the recommendations of the Company’s Chief Executive Officer and President (with respect to each participant in the program other than himself). For Mr. P. Rodriguez, the individual goals for fiscal year 2011 included achieving corporate revenue and operating profit targets as approved by the Board of Directors and identified above, realizing cost synergies as a result of integrating the operations of Neterion with those of the Company, increasing total sales of the Company’s digital power and datacom and storage products, improving design wins backlog and tier one customer relationships, and executing on the timely release of certain key products. For Mr. Bauer, the individual performance goals included implementing a revenue recognition system, improving investor relations, integrating the Neterion financial systems with those of the Company and achieving cost synergies, developing financial terms for strategic customers, and overseeing new product return on investment. Mr. Apostol’s individual performance goals included achieving timely release of new products, limiting R&D expenses, completing various systems implementations, filing new patent applications, and achieving an improved blended gross margin. For Mr. Marazita, individual performance goals included reducing annual operating costs via approved initiatives, improving yield, product delivery and inventory turns performance, completing board manufacturing integration activities and obtaining ISO re-certification with inclusion of board products. Mr. Melendrez’s individual performance goals included assisting in the development of merger and acquisition evaluation tools, achieving balanced dispute/risk management results, reducing legal costs, improving the contract management process and ensuring compliance with new regulations. In all events, no bonuses would be paid under the individual performance component of the executive incentive program if the Company did not achieve at least 90% of the corporate revenue target identified above.

Finally, each participant in the executive incentive program for fiscal year 2011 was assigned a target share award. The Compensation Committee assigned each participant a target incentive, which was expressed as a percentage of the participant’s base salary. Mr. P. Rodriguez’s employment agreement provides that his target incentive for fiscal year 2011 would be 87.5% of his base salary. For fiscal year 2011, the Compensation Committee determined that for Messrs. Bauer and Marazita, the target incentive would be 40% of the executive’s base salary and for Messrs. Apostol and Melendrez, the target incentive would be 50% of the executive’s base salary. The level for Mr. Bauer was slightly increased over his fiscal year 2010 target incentive as a result of his compensation being below market, while the targets for Messrs. Melendrez, and Apostol were slightly increased over their fiscal year 2010 target incentives in connection with their additional responsibilities beyond the scope of their core job descriptions. Mr. Marazita did not previously participate in the executive incentive program. The Compensation Committee believes, in its judgment, that these target levels provide appropriate levels of incentive in view of competitive practices. The target incentive amounts were then converted into a number of shares determined by dividing the target incentive by $7.50, which was approximately twenty percent higher than the per-share amount of the Company’s net tangible assets at the beginning of fiscal year 2011 (and was also approximately 45 cents more than the trading price of the Company’s Common Stock on April 1, 2010 when the executive incentive program was adopted). The Compensation Committee used a dollar value greater than the value of the Company’s Common Stock at the time (resulting in fewer shares being subject to the target award level) in order to create an additional incentive for participants to work to increase the Company’s stock price during the fiscal year and create value for its stockholders. Based on this conversion, the target number of shares for each of the Named Executive Officers was as follows: Mr. P. Rodriguez, 51,100 shares; Mr. Bauer, 12,800 shares; Mr. Apostol, 17,333 shares; Mr. Marazita, 12,000 shares; and Mr. Melendrez, 17,600 shares. The maximum award payable to a participant under the executive incentive program is 150% of the participant’s target share award.

At the end of the fiscal year, the Compensation Committee determined that the Company did not achieve the minimum performance levels for net revenue and non-GAAP operating income (loss) for fiscal year 2011 identified above. Accordingly, no incentives were paid under the executive incentive program for fiscal year 2011.

Fiscal Year 2011 Sales Incentive Program

For fiscal year 2011, Mr. Long participated in a sales incentive program (the “sales program”), which provided Mr. Long with an opportunity to receive an annual incentive based on, among other factors, Exar’s revenues and design wins for the fiscal year. Mr. Long’s bonus opportunity for fiscal year 2011 under the sales program was weighted 30% based on the Company’s revenues (as determined under the Company’s incentive programs for its sales personnel generally) and 60% based on design wins, with performance in each case measured against performance goals established by the Compensation Committee. The Company revenue target for fiscal year 2011 was $170.6 million while design wins would be assessed based on the types of products sold and the revenue associated with the sale. The remaining 10% of Mr. Long’s bonus opportunity was to be determined based on the Company’s achievement of the net revenues and non-GAAP operating income (loss) performance targets under the executive incentive program as described above. Awards under the sales program are paid in cash on a quarterly basis. The Compensation Committee determined that Mr. Long’s target bonus for fiscal year 2011 under the sales program would be $120,000 (60% of his base salary).

The Compensation Committee determined that Mr. Long achieved approximately 85% of the design wins goal and approximately 86% of the Company revenue goal. Mr. Long was not awarded any portion of his bonus which was to be determined based on achievement of the executive bonus program performance goals. Accordingly, the Compensation Committee awarded Mr. Long a bonus equal to approximately 79% of his target bonus amount (or $94,136).

Discretionary Bonus

Mr. Marazita was awarded a signing bonus of $10,000 in March 2010 in connection with his new employment with the Company. The amount of this signing bonus was negotiated with Mr. Marazita. Mr. Marazita would have been required to return the signing bonus to the Company if his employment was terminated under certain circumstances within a specified period of time following the commencement of his employment. The Compensation Committee believes that such signing bonuses are an appropriate means of inducing qualified individuals to join the Company and provides an additional retention incentive for these individuals.

Long-Term Incentive Program

The Company’s policy is that the long-term compensation of the Named Executive Officers and other executive officers should be directly linked to the ongoing effort to create value for the Company’s stockholders. Therefore, the Company has historically made annual grants of stock options and restricted stock unit awards to provide further incentives to the Company’s executives to help increase stockholder value. The Compensation Committee bases its award grants to executives each year on its subjective assessment of a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the executive’s ability to contribute to the Company’s ongoing efforts to create value for stockholders;

•	the value of the executive’s outstanding (unvested) equity;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of the Company’s financial performance.

In addition, the Compensation Committee also considers, as general information in determining the size, frequency and type of long-term incentive grants, the tax consequences of the grants to the Company, the accounting impact of the grants to the Company and, most importantly, the potential dilutive effects of the grants to the Company’s stockholders.

Long-term incentive award grants are generally approved at the meeting of the Compensation Committee held each fiscal year in conjunction with the Company’s annual meeting of stockholders. This meeting is scheduled well in advance and typically held in September. Other than the annual award grants and grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year.

All long-term incentive award grants are approved by the Compensation Committee, except the Compensation Committee has delegated to the Chief Executive Officer the authority to approve option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are made on a regular and consistent basis without regard to stock price performance or the Company’s release of material information.

Stock Options. The Company makes a portion of the Company’s long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the stock price increases during the period between the grant date and the date the stock option is exercised. The stock options also function as a retention incentive for the Company’s executives as they typically vest ratably on each annual anniversary over the four-year period after the date of grant.

Restricted Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest over a period of three years following the date of grant and, upon vesting, are paid in shares of the Company’s Common Stock. Thus, the units are designed both to further link executives’ interests with those of the Company’s stockholders as the units’ value is based on the value of the Company’s Common Stock and to provide a long-term retention incentive for the vesting period as they generally have value regardless of stock price volatility.

Performance Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of performance stock units. These performance stock units will generally vest only if the Company or individual achieves certain pre-established goals during the fiscal year. Thus, the units provide executives an additional incentive to help the Company achieve specific financial or strategic objectives for the fiscal year that are intended to promote long-term growth of the Company and create value for the Company’s stockholders. They also provide a retention incentive as the executive must be employed with the Company through the performance period to be eligible to vest in the units if the performance criteria are satisfied.

Fiscal year 2011 Equity Grants

On March 17, 2010, the Compensation Committee approved grants of a stock option for 100,000 shares of the Company’s Common Stock and 6,000 restricted stock units to Mr. Marazita in connection with his new employment with the Company. The option grant, effective April 1, 2010, has an exercise price of $7.05 per share and vests 25% per year for four years on the anniversary of the date of grant. The restricted stock units are subject to a three year vesting schedule, with one third of the award vesting on each of the first three anniversaries of the grant date, subject to Mr. Marazita’s continued employment with the Company through the vesting date. These grants were negotiated with Mr. Marazita in connection with his joining the Company.

On April 30, 2010, the Compensation Committee approved, effective May 3, 2010, grants of 160,000 options and 56,000 performance-based restricted stock units to Mr. P. Rodriguez pursuant to the terms of his employment agreement as amended in March 2010. In negotiating these grant levels with Mr. P. Rodriguez, the Compensation Committee considered compensation data provided by Compensia for chief executive officers with the peer companies, as well as its own subjective assessment of Mr. P. Rodriguez’s performance since being appointed the Company’s Chief Executive Officer in April 2008. The Compensation Committee determined, in its judgment, that the grant levels were appropriate to retain and provide further incentives to Mr. P. Rodriguez in his role as the Company’s Chief Executive Officer. The options vest in full on the three year anniversary of the effective date of the employment agreement with Mr. P. Rodriguez (April 29, 2010) and have an exercise price of $7.48 per share. The vesting of the restricted stock units is contingent upon the Company’s achieving two fiscal quarters of positive EBIT (Earnings Before Interest and Taxes) between December 28, 2009 and March 27, 2011. For these purposes, EBIT is measured for the core business of the Company and calculated consistent with the Company’s current practice of calculating non-GAAP financial measures and consistent between fiscal quarters (the “EBIT Criteria”). On March 16, 2011, the Compensation Committee determined that the EBIT Criteria were met. Accordingly, the 56,000 performance units will be eligible to vest, subject to Mr. P. Rodriguez’s continued employment with the Company as follows: 16,000 vest on April 29, 2011; 16,000 vest on April 29, 2012; and 24,000 vest on April 29, 2013. If the EBIT Criteria had not been met, the restricted stock units would have been cancelled effective March 27, 2011.

On June 22, 2010, the Compensation Committee determined that selected key employees of the Company, including each of the Named Executive Officers (other than Mr. Marazita and Mr. Long), would receive a discretionary award of fully vested shares of the Company’s Common Stock, effective July 1, 2010, based on the Committee’s assessment of their individual contributions during fiscal year 2010 towards the Company’s strategic long-term business objectives. The number of shares awarded to each of the Named Executive Officers was as follows: Mr. P. Rodriguez, 10,000 shares; Mr. Bauer, 6,000 shares; Mr. Apostol, 6,000 shares; and Mr. Melendrez, 6,000 shares. The Compensation Committee determined in its judgment that these awards were appropriate to reward those employees who had contributed to the achievement of significant projects and milestones over the fiscal year that were not immediately reflected in the Company’s performance but were important in the Company’s long-term strategy and to help retain those individuals given that no incentives were paid under the annual incentive programs for fiscal year 2010. In approving these grants, the Compensation Committee considered a number of operational achievements by the Company during fiscal year 2010, including an increase in the number of the Company’s design wins for fiscal year 2010 by 35% over its design wins for fiscal year 2009 and its achievement of more product releases in fiscal year 2010 than in the prior two fiscal years combined. The Compensation Committee also took into account that awards were paid under the Company’s annual incentive program for executives only once in the last five years and determined that the award of shares to these key employees was appropriate due to the operational achievements during the fiscal year and would help to further align the interest of these employees with those of our stockholders.

On September 24, 2010, in connection with the annual meeting of stockholders, the Compensation Committee approved, effective October 1, 2010, grants of stock options to the following Named Executive Officers: Mr. Bauer, 30,000 shares, Mr. Melendrez, 30,000 shares and Mr. Long, 12,000 shares. The options had an exercise price of $5.97 per share and vest 25% per year for four years on the anniversary of the date of grant. In determining these grant levels, the Compensation Committee considered competitive grant values for comparable positions with our peer companies identified above as well as its subjective assessment of the executive’s individual performance and the equity awards previously granted to the executive. The Compensation Committee did not use an objective formula to determine the grant levels, and no one factor was given any specific weighting by the Compensation Committee. Rather, the Compensation Committee exercised its judgment to determine the appropriate size and type of awards. As Mr. P. Rodriguez had been granted equity awards in April

2010 in connection with the amendment of his employment agreement and Mr. Marazita had been granted equity awards in April 2010 in connection with his joining the Company, these two executives did not receive equity grants in connection with the 2010 annual stockholders meeting.

On March 16, 2011, the Compensation Committee approved, effective April 1, 2011, the grant of a stock option to Mr. Marazita for 30,000 shares of the Company’s Common Stock and 5,000 fully vested restricted stock units (stock award). The options have an exercise price of $5.96 per share and vest 25% per year over the four year period following the date of grant. These grants were made to Mr. Marazita in recognition of his contributions during his first year with the Company and his promotion to a direct report to the Chief Executive Officer.

For more information regarding the grants described above, please see “Grants of Plan-Based Awards” below.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers.

Under his amended employment agreement with the Company, Mr. P. Rodriguez would be entitled to severance benefits in the event of a termination of employment by the Company without cause or by him for good reason. The Company has determined that it is appropriate to provide Mr. P. Rodriguez with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. The severance benefits for Mr. P. Rodriguez are generally determined as if he continued to remain employed by the Company for one year following his actual termination date. Because the Company believes that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides each of the Named Executive Officers with severance benefits if their employment is actually or constructively terminated by the Company without cause in connection with a change in control. The change of control severance benefits for these executives are generally determined as if they continued to remain employed for three months to one year following their actual termination date, depending on the length of their service with the Company.

The Company believes that the Company’s executive officers should receive such change in control severance benefits if their employment is constructively terminated in connection with a change in control. Otherwise, potential acquirers could constructively terminate a Named Executive Officer’s employment (for example, by a material reduction in the executive’s duties) and avoid paying any severance benefits at all without this protection. Because the Company believes that constructive terminations in connection with a change in control are conceptually the same as actual terminations, these severance arrangements provide that the executive may terminate employment in connection with a change in control under circumstances that the Company believes would constitute a constructive termination of the Named Executive Officer’s employment.

The Company does not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, as described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under the Company’s equity incentive plans, including those awards held by the Named Executive Officers, may accelerate on a change in control of the Company unless otherwise provided by the Board of Directors.

In addition, the amendments to Mr. P. Rodriguez’s employment agreement in March 2010 described above added certain rights to accelerated vesting of his outstanding equity awards to his severance benefits. If his employment is terminated by the Company without cause or by him for good reason, he would be entitled to twelve months’ accelerated vesting of his outstanding equity awards or full acceleration of his awards if such a termination occurred in connection with a change in control. The Compensation Committee believed that it was appropriate to include these accelerated vesting provisions in Mr. P. Rodriguez’s amended employment agreement after its review of the peer company data described above and based on its subjective belief that Mr. P. Rodriguez should realize value on his then-outstanding equity awards if his employment were to terminate in the circumstances described above.

For more information regarding these severance arrangements, please see “Potential Payments upon Termination or Change in Control” below.

Risk Assessment of Executive Officer Compensation

The Company believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. Long-term equity incentives represent the predominant component and promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. The value of the equity component is tied directly to the market price of the Company’s Common Stock, and that value, accordingly, increases as the price of the Common Stock appreciates and stockholder value is created. In addition, an increasing portion of the equity component is in the form of restricted stock units. While stock options may encourage risk taking in the short term due to the fact that the grants will only have value if the price of the underlying shares increases, restricted stock units have value even as the market price of the Company’s Common Stock fluctuates over time and are less likely to contribute to excessive risk taking. The restricted stock unit awards will also vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining the Company’s long-term performance. Because such awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long-term goals.

The Company also believes that the performance-based nature of the annual incentive program does not encourage excessive risk-taking by the executive officers. Awards under the annual incentive program for executives are denominated in restricted stock units to further align the interests of executives with those of our stockholders and are determined using multiple performance criteria. In addition, the awards are subject to adjustment by the Compensation Committee based on the executive’s individual performance and subject to maximum payout levels established by the Compensation Committee in approving the program.

Accordingly, the Company has concluded that its overall executive compensation structure is not overly-weighted toward short-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of creating short-term incentives that might encourage excessive risk taking.

Clawback Policy

As part of the amendment of his employment agreement in March 2010, Mr. P. Rodriguez agreed that, in the event that the Company were required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct (regardless of whether such misconduct were by Mr. P. Rodriguez), with any financial reporting requirement under U.S. securities laws, he would reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document that embodies such financial reporting requirement, and any profits realized from the sale of securities of the Company by him during that 12-month period.

Subsequent Compensation Actions

On June 22, 2011, the Compensation Committee approved the Fiscal Year 2012 Executive Incentive Program (the “Fiscal 2012 Program”). The Fiscal 2012 Program, which is substantially the same in structure as the annual incentive program for fiscal year 2011 described above, provides incentive opportunities for fiscal year 2012 for the Company’s executive officers (including each of the Named Executive Officers, other than Mr. Long) and other key employees selected to participate in the Fiscal 2012 Program.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for fiscal year 2011 will be disallowed under Section 162(m). The Compensation Committee will monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is appropriate, performance-based and consistent with the Company’s goals and the goals of the Company’s stockholders.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Bencuya, Leza and O. Rodriguez served as members of the Compensation Committee during fiscal year 2011. Other than Mr. Leza, no Director who served on the Compensation Committee during fiscal year 2011 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. Mr. Leza served as the Company’s interim Chief Executive Officer from February 22, 2007 to August 25, 2007. None of the Company’s executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended March 27, 2011.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee Directors named at the end of this report, each of whom is independent as defined by the listing standards of The NASDAQ Global Market.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Izak Bencuya (Chairman)

Richard Leza

Juan (Oscar) Rodriguez

SUMMARY COMPENSATION TABLE—FISCAL YEARS 2009-2011

The following table presents information regarding the compensation of each of the Company’s Named Executive Officers for services rendered during fiscal years 2009 through 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro (Pete) P. Rodriguez	2011	433,615	—	488,880	421,600	—	—	4,282	1,348,377
Chief Executive Officer, President and Director	2010	388,154	—	178,560	—	—	—	3,990	570,704
	2009	349,231	100,000	—	1,586,032	—	—	3,928	2,039,191

Kevin Bauer	2011	227,731	—	42,000	61,353	—	—	4,244	335,328
Senior Vice President and Chief Financial Officer	2010	211,777	5,950	111,600	79,464	—	—	3,727	412,518

George Apostol	2011	260,000	—	42,000	—	—	—	4,215	306,215
Executive Vice President, Engineering and Chief Technology Officer	2010	239,546	—	111,600	165,726	—	—	3,351	520,223

Frank Marazita	2011	225,000	10,000	42,300	248,350	—	—	4,923	530,573
Senior Vice President of Worldwide Operations and Reliability & Quality Assurance

Thomas R. Melendrez	2011	264,000	—	42,000	61,353	—	—	5,223	372,576
General Counsel, Secretary and Executive Vice President of Business Development	2010	262,985	—	111,600	82,863	—	—	6,546	463,994
	2009	265,685	—	28,272	131,239	—	—	4,998	430,194

Bentley Long(4)	2011	215,540	—	—	24,541	94,136	—	170,207	504,424
Vice President of Worldwide Sales	2010	199,231	—	—	40,995	86,972	—	10,705	337,903
	2009	201,539	—	74,559	—	102,707	—	10,705	389,510

(1)

The amounts reported in Column (d) of the table above represent, in the case of Mr. P. Rodriguez, a signing bonus awarded in April 2008 in connection with his entering into an employment agreement with the Company; in the case of Mr. Bauer, an incentive bonus awarded under the Company’s key employee incentive program prior to his appointment as Chief Financial Officer; and, in the case of Mr. Marazita, a signing bonus in connection with his commencing employment with the Company in March 2010. The amounts reported in Column (g) for Mr. Long represent amounts awarded under the Company’s annual sales incentive program.

(2)

The amounts reported in Columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during the applicable fiscal year. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements and without any adjustments for forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 91 of our Annual Report on Form 10-K for fiscal year 2011 filed with the SEC on June 10, 2011. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

The amounts reported in the “Stock Awards” column of the table above for fiscal year 2011 include the grant-date fair value of performance-based stock awards granted to the Named Executive Officers in that year based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles and without any adjustments for forfeitures. As noted in the “Grants of Plan-Based Awards” table below, the grant-date fair value of the awards granted to each of the Named Executive Officers under the executive incentive program for fiscal year 2011 was $0 based on the probable outcome of the applicable performance-based conditions. Following is the grant-date fair value of each of these awards assuming that the highest level of performance conditions had been achieved: Mr. P. Rodriguez, $540,383, Mr. Bauer, $135,360, Mr. Apostol, $183,300, Mr. Marazita, $126,900, and Mr. Melendrez, $186,120.

(3)

The amounts reported in this column include the Company’s contributions to individual Named Executive Officers’ accounts under the Company’s 401(k) plan and payment by the Company of term life insurance premiums for the executive. The 401(k) plan amounts represent the Company’s expected matching contributions for fiscal year 2011 and are subject to final approval by the Compensation Committee. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays in excess of amounts excluded under Section 79 of the Internal Revenue Code are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The fiscal year 2011 401(k) matching contributions and term life insurance premiums reported in the table above is estimated as follows:

Name	401(k) Matching Contributions ($)	Life Insurance Premium ($)
Pedro (Pete) P. Rodriguez	3,675	607
Kevin Bauer	3,416	828
George Apostol	3,675	540
Frank Marazita	3,375	1,548
Thomas R. Melendrez	3,675	1,548
Bentley Long	3,000	607

(4)

Mr. Long resigned as the Company’s Vice President of Worldwide Sales effective March 25, 2011. In connection with the termination of his service with us, Mr. Long entered into a separation agreement as described below under “Potential Payments upon Termination or Change in Control.” The amount reported in column (i) includes $160,000 in severance related payments made under the separation agreement. The amount reported in column (i) also includes an auto allowance of $6,600, $7,200 and $7,200 for fiscal years 2011, 2010 and 2009, respectively.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the fiscal years indicated above. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual incentive award, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards Table and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal year 2011 provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal year 2011. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements—Cash Compensation

The Company entered into an amended and restated employment agreement with Mr. P. Rodriguez, the Company’s Chief Executive Officer and President, in March 2010. The amended employment agreement has a three-year term. Under his amended employment agreement, Mr. P. Rodriguez receives base salary at an annualized rate of $438,000 a year (subject to adjustment from time to time) and is eligible to receive an annual incentive award of up to 87.5% of that base salary. Provisions of Mr. P. Rodriguez’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed herein under the applicable sections of this Proxy Statement. As described above, the agreement also provides that Mr. P. Rodriguez may be required to repay any bonus or other incentive-based or equity-based compensation he receives if the Company is required to restate its financial reports due to material noncompliance with applicable securities laws as a result of misconduct (whether or not by Mr. P. Rodriguez).

On January 25, 2001, the Company entered into a letter agreement with Mr. Bauer. In June 2009, the terms of Mr. Bauer’s compensation were modified by the Compensation Committee in connection with his appointment as the Company’s Vice President and Chief Financial Officer to provide for his annualized base salary to be

$218,000 and that he would participate in the Company’s executive incentive program for fiscal year 2010 with a target bonus of 35% of his base salary. On August 23, 2010, the Company entered into a letter agreement with Mr. Bauer that provides for Mr. Bauer to receive severance benefits upon certain terminations of his employment following a change in control of the Company. These benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

On May 19, 2008, the Company entered into a letter agreement with Mr. Apostol, the Company’s Executive Vice President, Engineering and Chief Technology Officer. The agreement was amended December 23, 2008 and provides that Mr. Apostol will receive an annualized base salary of $240,000. The agreement also provides for Mr. Apostol to participate in the Company’s annual executive incentive plan with a target award of 40% of his base salary. Provisions of this agreement relating to post-termination of employment benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

On February 10, 2010, the Company entered into a letter agreement with Mr. Marazita, the Company’s Senior Vice President of Worldwide Operations and Reliability & Quality Assurance. The agreement provides that Mr. Marazita will receive an annualized base salary of $225,000. The agreement also provides for Mr. Marazita to participate in the Company’s annual executive incentive plan with a target award of 40% of his base salary. On March 17, 2010, the Company entered into a letter agreement with Mr. Marazita that provides for Mr. Marazita to receive severance benefits upon certain terminations of his employment following a change in control of the Company. These benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2011

The following table presents information regarding the incentive awards granted to the Named Executive Officers in fiscal year 2011 or held by the Named Executive Officers and modified in fiscal year 2011.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro (Pete) P. Rodriguez	4/1/10	3/17/10					51,000	76,650				0
	5/3/10	4/30/10								160,000	7.48	421,600
	5/3/10	4/30/10					56,000					418,880
	7/1/10	6/22/10							10,000			70,000

Kevin Bauer	4/1/10	3/17/10					12,800	19,200				0
	7/1/10	6/22/10							6,000			42,000
	10/1/10	9/24/10								30,000	$5.97	61,353

George Apostol	4/1/10	3/17/10					17,333	26,000				0
	7/1/10	6/22/10							6,000			42,000

Frank Marazita	4/1/10	3/17/10					12,000	18,000				0
	4/1/10	2/8/10							6,000			42,300
	4/1/10	2/8/10								100,000	$7.05	248,350

Thomas Melendrez	4/1/10	3/17/10					17,600	26,400				0
	7/1/10	6/22/10							6,000			42,000
	10/1/10	9/24/10								30,000	$5.97	61,353

Bentley Long	N/A	N/A		120,000
	10/1/10	9/24/10								12,000	$5.97	24,541

(1)

The amounts reported in Column (l) reflect fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during fiscal year 2011. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements and without any adjustments for forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table. With respect to equity incentive plan awards, this column reflects the grant-date fair value of such awards based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles.

Description of Plan-Based Awards

Each of the equity-based awards granted during fiscal year 2011 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2006 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. Any options that so become vested in connection with a change in control generally must be exercised prior to the change in control, or they may terminate or be terminated in such circumstances.

Options

Each option granted during fiscal year 2011 and reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2006 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the applicable grant date.

Each option granted to the Named Executive Officers in fiscal year 2011 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date, except that the option granted to Mr. P. Rodriguez in May 2010 vests in one installment on the third anniversary of the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in fiscal year 2011 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. Further, Mr. P. Rodriguez is entitled under his employment agreement to exercise any vested stock options for up to 180 days following a termination of employment. Options (whether or not vested) will immediately terminate if a Named Executive Officer is terminated by the Company for cause.

The options granted to Named Executive Officers during fiscal year 2011 do not include any dividend rights.

Performance Stock Units

The “equity incentive plan” awards reflected in Columns (f) through (h) of the Grants of Plan-Based Awards Table reflect incentive awards under the Company’s executive incentive program for fiscal year 2011 and certain awards of performance stock units granted to Named Executive Officers during the fiscal year. The material terms of these awards are described in the “Compensation Discussion and Analysis” above. The Named Executive Officers do not have the right to vote or dispose of the stock units.

Stock Awards

The awards reported in Column (i) of the table reflect awards of fully-vested shares of the Company’s common stock granted to the Named Executive Officers (other than Mr. Long) in June 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2011 YEAR-END

The following table presents information regarding the outstanding equity awards held by each of the Company’s Named Executive Officers as of March 27, 2011, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)	(i)
Pedro (Pete) P. Rodriguez	54,000	—		$12.18	12/14/15	16,000	(2)	97,280	—	—
	211,664	88,336	(9)	$8.57	4/29/18	56,000	(6)	340,480	—	—
	185,003	74,997	(9)	$8.57	4/29/18	—		—	—	—
	—	160,000	(7)	$7.48	5/3/17	—		—	—	—

Kevin Bauer	4,500	1,500	(10)	$7.76	12/30/17	2,000	(4)	12,160	—	—
	6,000	6,000	(11)	$8.48	3/30/18	10,000	(2)	60,800	—	—
	7,500	22,500	(12)	$7.25	1/30/20	—		—	—	—
	—	30,000	(8)	$5.97	10/1/17	—		—	—	—

George Apostol	75,000	75,000	(13)	$7.81	5/31/18	10,000	(2)	60,800	—	—
	15,000	45,000	(14)	$7.56	2/27/20	5,000	(3)	30,400	—	—

Frank Marazita	—	100,000	(15)	$7.05	4/1/17	6,000	(5)	36,480	—	—

Thomas Melendrez	14,625	4,875	(16)	$13.36	10/1/14	1,666	(4)	10,129	—	—
	25,000	25,000	(17)	$6.22	12/1/15	10,000	(2)	60,800	—	—
	—	30,000	(19)	$5.97	10/1/17	—		—	—	—
	7,500	22,500	(14)	$7.56	3/1/17	—		—	—	—
	5,000	5,000	(11)	$8.48	4/1/15	—		—	—	—
	37,500	12,500	(18)	$13.75	7/11/14	—		—	—	—
	24,000	—		$12.30	10/27/12	—		—	—	—
	40,000	—		$15.35	10/4/11	—		—	—	—
	22,000	—		$15.96	7/12/12	—		—	—	—

Bentley Long(20)	3,750	—		$7.44	7/1/16	—		—	—	—
	9,000	—		$7.74	3/3/15	—		—	—	—

(1)

The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $6.08 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2011).

(2)	The unvested portions of these awards are scheduled to vest in two installments on each of July 1, 2011 and July 1, 2012.

(3)	The unvested portions of these awards are scheduled to vest on June 2, 2011.

(4)	The unvested portions of these awards are scheduled to vest in two installments on each of April 1, 2011 and April 1, 2012.

(5)	The unvested portions of these awards are scheduled to vest July 1, 2011.

(6)	The unvested portions of these awards are scheduled to vest in two installments on each of March 29, 2011 and March 29, 2012.

(7)	The unvested options are scheduled to vest in one installment on May 3, 2013.

(8)	The unvested options are scheduled to vest in four installments on each of October 1, 2011, October 1, 2012, October 1, 2013 and October 1, 2014.

(9)	The unvested options are scheduled to vest in equal monthly installments through May 1, 2012.

(10)	The unvested options are scheduled to vest on January 2, 2012.

(11)	The unvested options are scheduled to vest in two installments on each of April 1, 2011 and April 1, 2012.

(12)	The unvested options are scheduled to vest in three installments on each of February 1, 2012, February 1, 2013 and February 1, 2014.

(13)	The unvested options are scheduled to vest in two installments on each of June 2, 2011 and June 2, 2012.

(14)	The unvested options are scheduled to vest in three installments on each of March 1, 2012, March 1, 2013 and March 1, 2014.

(15)	The unvested options are scheduled to vest in four installments on each of April 1, 2011, April 1, 2012, April 1, 2013 and April 1, 2014.

(16)	The unvested options are scheduled to vest on October 1, 2011.

(17)	The unvested options are scheduled to vest in two installments on each of December 1, 2011 and December 1, 2012.

(18)	The unvested options are scheduled to vest on each of July 11, 2011.

(19)	The unvested options are scheduled to vest in four installments on each of October 1, 2011, October 1, 2012, October 1, 2013 and October 1, 2014.

(20)	As noted above, Mr. Long’s employment with the Company terminated effective March 25, 2011. Each of his then outstanding and unvested equity awards terminated on that date.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2011

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal year 2011, and on the vesting during fiscal year 2011 of other stock awards granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Pedro (Pete) P. Rodriguez	—	—	18,000	126,000
Kevin Bauer	—	—	17,753	122,986
George Apostol	—	—	16,000	111,750
Frank Marazita	—	—	—	—
Thomas Melendrez	—	—	14,000	95,811
Bentley Long	—	—	8,559	57,277

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company. In each case, the executive’s right to receive the severance benefits described below is contingent upon the executive’s providing a general release of claims to the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of the 2006 Plan (or other applicable stock incentive plan) as noted under “Grants of Plan-Based Awards” above.

P. Rodriguez Employment Agreement

Under his amended employment agreement, if Mr. P. Rodriguez’s employment is terminated by the Company without cause, by Mr. P. Rodriguez for good reason or due to Mr. P. Rodriguez’s death or disability (as the terms “cause,” “good reason” and “disability” are defined in the employment agreement), or if the Company provides notice that the term of the employment agreement will not be renewed, Mr. P. Rodriguez will be entitled to the following severance benefits: (1) payment in installments of twelve months of his base salary at the rate in effect on the termination date, (2) payment of the premiums for continued health coverage for Mr. P. Rodriguez and his eligible dependents for six months following the termination date, and (3) accelerated vesting of any portion of his outstanding equity awards that were scheduled to vest within the 12-month period following the termination date. In the event that such a termination of Mr. P. Rodriguez’s employment were to occur, or a notice of non-renewal by the Company were to be delivered, during the twelve-month period following a change in control of the Company (as defined in the employment agreement), Mr. P. Rodriguez would also be entitled to a lump sum payment of a pro-rata portion of his target bonus for the year of the termination and vesting in full of all equity awards granted to him by the Company, to the extent then outstanding and not otherwise vested. In the event that Mr. P. Rodriguez’s benefits provided by the Company are subject to the excise tax under Section 280G of the U.S. Internal Revenue Code, the benefits will either be paid in full or reduced to the extent necessary to avoid triggering the excise tax, whichever results in Mr. P. Rodriguez receiving a greater benefit on an after-tax basis. In addition, the agreement provides that Mr. P. Rodriguez will have 180 days following the termination of his employment for any reason to exercise his outstanding and vested stock options.

Change of Control Severance Benefit Plan

Mr. Melendrez participates in the Company’s Change of Control Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, executive officers of the Company selected to participate in the plan may become entitled to receive cash severance benefits if their employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the Severance Plan), in either case within thirteen months following the date of a change in control (as defined in the Severance Plan) of the Company. The severance benefit amount is payable in a lump sum and equals the greater of (i) the executive’s base salary for one year at the rate in effect at the time of the change in control, or (ii) the executive’s base salary per month at the rate in effect at the time of the change in control, multiplied by the number of the executive’s complete years of service with the Company (up to a maximum of 24 years of service). In addition, in the event that the executive’s benefits under the Severance Plan are subject to the excise tax imposed under Section 280G, the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due (a “gross-up payment”).

Letter Agreements

As described above, the Company has entered into letter agreements with each of Mr. Apostol, Mr. Bauer and Mr. Marazita.

Under the terms of the agreements with Messrs. Apostol, Bauer and Marazita, if, within 12 months following a change in control of the Company (as defined in the agreement), the executive’s employment is terminated either by the Company without cause or by the executive for good reason (as such terms are defined in the agreement), he would be entitled to vesting in full of all equity awards granted to him by the Company and a lump sum cash severance payment equal to three months of his base salary, plus one additional month’s base salary for each complete year of service with the Company (up to a maximum aggregate severance payment of six months’ base salary).

In January 2009, the Company entered into a letter agreement with Mr. Long that included change in control severance benefits similar to those described above. In connection with the termination of Mr. Long’s employment in March 2011, he and the Company entered into a separation agreement that provided for him to receive a severance payment of $160,000. The agreement includes Mr. Long’s release of claims in favor of the Company.

The following tables present the benefits the Named Executive Officers covered under these severance arrangements would have been entitled to receive had their employment with the Company terminated under the circumstances described above on March 27, 2011:

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Equity Acceleration ($)(3)	Total ($)
Pedro (Pete) Rodriguez	438,000	13,988	145,920	597,908

(1)	This amount represents 12 months of Mr. P. Rodriguez’s base salary.

(2)

This amount represents the aggregate estimated cost of the premiums that would be charged to continue health coverage for six months pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. P. Rodriguez and his eligible dependents (to the extent that such dependents were receiving health benefits prior to March 27, 2011).

(3)

This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate if the executive’s employment had terminated on March 27, 2011 in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $6.08 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2011) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $6.08 by the number of units subject to the accelerated portion of the award.

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Equity Acceleration ($)(3)	Total ($)
Pedro (Pete) Rodriguez	438,000	13,988	437,760	889,748
Kevin Bauer	120,000	—	72,960	192,960
George Apostol	108,000	—	91,200	199,200
Frank Marazita	112,500	—	36,480	148,980
Thomas Melendrez(4)	528,000	—	70,929	598,929

(1)

These amounts represent the executive’s base salary for the following periods: Mr. P. Rodriguez, 12 months; Mr. Bauer, six months; Mr. Apostol, five months; Mr. Marazita, six months; and Mr. Melendrez, 24 months. Mr. P. Rodriguez would have been entitled to the full amount of his bonus for fiscal year 2011 if he were employed with us through March 27, 2011, so the pro-rata bonus provision described above would not apply.

(2)	See footnote (2) to the table above.

(3)

As noted above, the equity-based awards held by the Company’s Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company in accordance with the terms of the agreements described above or the applicable plan under which the award was granted. This column reports the intrinsic value of the unvested portions of the executive’s awards that may accelerate in connection with a change in control. See footnote (3) to the table above for the calculation of these amounts.

(4)

The Company estimates that the payment of the foregoing amounts to Mr. Melendrez (including any acceleration of his equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 280G. (For purposes of this calculation, the Company has assumed that the executive’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.) As described above, none of the other Named Executive Officers have rights to gross-up payments for excise taxes under Section 280G.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 27, 2011, included in the Company’s Annual Report on Form 10-K for fiscal year 2011.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls regarding financial accounting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of “independent directors” as defined in the Marketplace Rules of The NASDAQ Global Market and Directors who are “independent” as defined in SEC Rule 10A-3, and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in the Audit Committee’s charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee chair, Mr. Hilton, is an “audit committee financial expert” within the meaning of Item 407 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2011. First, the Audit Committee discussed with PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm for fiscal year 2011, those matters required to be discussed with the Audit Committee under applicable auditing standards, such as SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), including information concerning the scope and results of the audit. Second, the Audit Committee discussed with PWC its independence, and received the written disclosures and the letter from it regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PWC’s communications with the Audit Committee concerning independence, and has discussed with PWC its independence. Finally, the Audit Committee reviewed and discussed with Company management and PWC the Company’s audited consolidated balance sheet at March 27, 2011, and audited consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income (loss) for the fiscal year ended March 27, 2011. Based on the discussions with PWC concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, on June 6, 2011, the Audit Committee as then constituted recommended to the Board that these financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2011.

Respectfully submitted,

The Audit Committee

Brian Hilton, Chairman

Izak Bencuya

Gary Meyers

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnity agreements with certain of the Company’s executive officers and Directors which provide, among other things, that the Company will indemnify such executive officer or Director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a Director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

Pierre Guilbault, one of the Company’s Directors, is an executive officer of Future Electronics Inc. (“Future”), the Company’s largest distributor. Mr. Guilbault joined the Company’s Board of Directors on August 25, 2007 in connection with the Company’s acquisition of Sipex Corporation. During fiscal year 2011, approximately 30% of the Company’s revenue was derived from Future. The Company’s Audit Committee has reviewed its business relationship with Future and considered it in light of Mr. Guilbault’s membership on the Company’s Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with Future. The Audit Committee will continue to monitor this business relationship. Mr. Guilbault is not an “independent director” under the listing standards of The NASDAQ Global Market as a result of the business relationship between the Company and Future. Future is also an affiliate of the Company’s largest stockholder, Alonim Investments Inc., which beneficially owns shares of the Company’s Common Stock through its wholly owned affiliate, Rodfre Holdings LLC as described above under “Security Ownership of Certain Beneficial Owners and Management.”

Under the Company’s related party transaction policies and procedures, information about transactions involving related persons is assessed by the Audit Committee. Related persons include (i) any of the Company’s Directors, executive officers and nominees for Director, (ii) any beneficial owner of more than 5% of any class of the Company’s voting securities, (iii) any immediate family member of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be disclosed to the extent required by SEC rules.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

In June 2010, the Company determined that certain tax-withholding transactions in which the Company automatically withheld shares that would have otherwise been issued to the Company’s executive officers in order to satisfy the Company’s minimum statutory withholding obligations incurred in connection with the vesting of restricted stock units granted to the executive had not been timely reported. Each of these tax-withholding transactions occurred automatically upon the vesting of the restricted stock units pursuant to the terms of the applicable award agreement and was exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Company also determined in June 2010 that certain transactions in connection with a determination by the Compensation Committee in May 2010 that performance goals applicable to awards of performance stock units granted to executive officers of the Company had been achieved were not timely reported. The Company’s executive officers filed reports on July 2, 2010 to report each of these transactions.

Except for reports with respect to the transactions described above, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 27, 2011, all of the Company’s executive officers, Directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements during the fiscal year ended March 27, 2011.

ACCOUNTANTS

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

1.	To have information such as the Company’s latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.	To view the Company’s website on the Internet, use the Company’s Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Company’s Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach the Company’s Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attention: Investor Relations, M/S 210

The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your Proxy over the Internet, by telephone or by mail as promptly as possible. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attention: Investor Relations, M/S 210. The Annual Report on Form 10-K is also available at www.exar.com and at the website referred to in the Availability Notice.

By Order of the Board of Directors

/s/ Thomas R. Melendrez THOMAS R. MELENDREZ
Secretary

July 15, 2011

EXAR

Powering ConnectivityTM

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Electronic Voting Instructions

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Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 31, 2011.

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A Proposals — The Board of Directors recommends a vote FOR the nominees for Director listed below, and FOR Proposals 2 and 3, and for 3 Years under Proposal 4.

1. Election of Directors*:

For Withhold

01 - Izak Bencuya

02 - Pierre Guilbault

03 - Brian Hilton

For Withhold

04 - Richard L. Leza

05 - Gary Meyers

06 - Pedro (Pete) P. Rodriguez

*To elect six (6) Directors to hold office until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

For Against Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2012.

3. To approve by advisory vote the compensation of our named executive officers disclosed in the proxy statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K.

3 Yrs 2 Yrs 1 Yr Abstain

4. To approve by advisory vote the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s), or postponement(s) thereof.

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Powering Connectivity TM

Proxy — EXAR CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 31, 2011

The undersigned hereby appoints Richard L. Leza and Pedro (Pete) P. Rodriguez, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at the 2011 Annual Meeting of Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Wednesday, August 31, 2011, at 3:00 p.m. Pacific Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR 3 YEARS UNDER PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE